Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

CHURCHILL DOWNS LLC,

as Buyer,

and

STANLEY FURNITURE COMPANY, INC.

as Seller

Dated as of November 20, 2017

i

ii

iii

EXHIBITS

Exhibit A	Buyer Note
Exhibit B	Escrow Agreement
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption Agreements
Exhibit E	IP Assignment Agreement

ANNEXES

Annex 1.1(a)	Knowledge of the Buyer
Annex 1.1(b)	Knowledge of the Seller
Annex 1.1(c)	Permitted Liens
Annex 2.1(a)	Leased Real Property
Annex 2.2(d)	Excluded Insurance Policies
Annex 2.2(e)	Excluded Contracts
Annex 2.2(f)	Excluded Plans

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 20, 2017 by and between CHURCHILL DOWNS LLC, a Delaware limited liability company (the “Buyer”), and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the “Seller”).

WHEREAS, the Seller is engaged in the business of designing, manufacturing, marketing, distributing and selling wood residential home furnishings (the “Business”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to acquire from the Seller the Purchased Assets (as defined below);

WHEREAS, in connection with the acquisition of the Purchased Assets by the Buyer, and upon the terms and subject to the conditions set forth herein, the Buyer desires to assume from the Seller certain responsibilities, duties, liabilities and obligations of the Seller constituting Assumed Liabilities (as defined below) hereunder;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties (as defined below) hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     General. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Seller than those contained in the Confidentiality Agreement.

“Accounting Expert” means a nationally recognized top-ten independent public accounting firm that has not previously been engaged by either of the Parties in the twenty-four (24) months preceding the Closing Date and that is agreed upon by the Buyer and the Seller in writing.

“Acquisition Proposal” has the meaning set forth in Section 6.12(a).

“Action” means any litigation, suit, claim, action or proceeding.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Financing” has the meaning set forth in Section 6.11(a).

“Anti-Bribery Laws” has the meaning set forth in Section 4.24.

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.2(e)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plan” has the meaning set forth in Section 11.4(b).

“Bills of Sale” has the meaning set forth in Section 3.2(e)(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the State of North Carolina or State of New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Claims” has the meaning set forth in Section 10.2(b).

“Buyer Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Buyer Note” has the meaning set forth in Section 2.5(a).

“Buyer Termination Fee” has the meaning set forth in Section 9.2(c).

“Cash Consideration” has the meaning set forth in Section 2.5(a).

“Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Cash Estimate” has the meaning set forth in Section 2.6.

“Cash Shortfall” has the meaning set forth in Section 2.6.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Value” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Coastal Living License” means that certain Agreement as of the 1st day of July, 2014 between Coastal Living, a division of Time, Inc. Lifestyle Group, a Delaware corporation, and the Seller.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(c).

“Contract” means any contract, lease, license, legally binding commitment, indenture, note, bond, purchase order or other agreement.

“control” (including the terms “controlled by” and “under common control with” and other correlative terms thereof) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Credit Agreement” means that certain Credit Agreement, entered into as of October 25, 2016, by and between the Seller and Wells Fargo Bank, National Association.

“Debt Financing” has the meaning set forth in Section 5.6.

“Debt Financing Proposal” has the meaning set forth in Section 5.6.

“Deferred Compensation Plan” means the Stanley Interiors Corporation Deferred Compensation Capital Enhancement Plan, effective January 1, 1986, as amended and restated effective August 1, 1987.

“Definitive Debt Financing Agreement” has the meaning set forth in Section 6.11(a).

“Definitive Equity Financing Agreement” has the meaning set forth in Section 6.11(a).

“Definitive Financing Agreements” has the meaning set forth in Section 6.11(a).

“Deposit” has the meaning set forth in Section 2.5(b).

“Disclosure Schedule” has the meaning set forth in Article IV.

“Employees” has the meaning set forth in Section 6.9(a).

“Employment Agreements” means (i) that certain Employment Agreement dated July 22, 2016 between the Seller and Glenn Prillaman, as amended effective November 30, 2016, (ii) that certain Change in Control Protection Agreement, dated as of December 11, 2009, between the Seller and Glenn Prillaman, as amended and restated effective December 11, 2015, and (iii) that certain Change in Control Protection Agreement, dated December 11, 2015, between the Seller and Anita Wimmer, as amended effective November 30, 2016.

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, or other legal proceeding, letter, or other written communication from any Governmental Authority or Third Party alleging violations of Environmental Laws or Releases of Hazardous Materials in violation of Environmental Laws from or onto any facilities which received Hazardous Materials generated by the Seller or any of its Subsidiaries.

“Environmental Laws” means any applicable Law imposing liability or establishing requirements for the use, storage, and disposal of Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; and the Clean Water Act, 33 U.S.C. 1251 et seq., as amended, and any other state or local equivalents of such Laws and amendments thereto, in each case to the extent in effect on the Closing Date.

“Equity Consideration” means a 5% equity interest in Churchill Downs Holdings Ltd., a British Virgin Islands business company (“Holdings”) to which all of the membership interest in Buyer will be transferred in connection with the Closing, to be issued by Holdings to the Seller at Closing pursuant to the terms and subject to the conditions of the Stockholders Agreement.

“Equity Financing” has the meaning set forth in Section 5.6.

“Equity Financing Proposal” has the meaning set forth in Section 5.6.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” under “common control” or in “an affiliated service group” with the Seller within the meaning of Section 414(b), (c) or (m) of the Code.

“Escrow Agent” means Branch Banking and Trust Company, a North Carolina banking corporation.

“Escrow Agreement” has the meaning set forth in Section 2.5(b).

“Escrowed Funds” has the meaning set forth in Section 2.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Plans” has the meaning set forth in Section 2.2(f).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended or any other similar Law which makes unlawful payments to Governmental Authorities or international non-governmental agencies and their employees in exchange for favorable treatment or benefits not otherwise available but for such payments.

“Final Cash Value” has the meaning set forth in Section 2.7(b).

“Financing” has the meaning set forth in Section 5.6.

“Financing Documentation Deadline” has the meaning set forth in Section 6.11(a).

“Financing Proposals” has the meaning set forth in Section 5.6.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any:  nation, principality, state, commonwealth, province, territory, county, municipality or district;  federal, state, local, municipal, foreign or other government; or  governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, officer, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Materials” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under Environmental Laws, including without limitation any (i) “hazardous substance” as defined in CERCLA or (ii) ”hazardous waste” as defined in Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq., as amended, and all Laws promulgated pursuant thereto or in connection therewith; and (b) asbestos, asbestos-containing material, presumed asbestos-containing material; and (c) petroleum, petroleum products, crude oil or any fraction thereof, urea formaldehyde and polychlorinated biphenyls.

“Income Tax” means U.S. federal, state or local Taxes based upon or measured by net income or capital gain (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes).

“Indemnification Claims” has the meaning set forth in Section 10.2(b).

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnitor” has the meaning set forth in Section 10.3.

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means (a) trademarks, service marks, trade dress, logos, slogans, domain names, social media accounts and handles, and trade names used in the Business, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”); (b) all patents, patent applications and patent disclosures used in the Business, together with all reissuances, continuations, continuations-in-part, divisions, revisions, reexaminations, certificate of invention and design patents, and all improvements thereon and extensions thereof (collectively, “Patents”); (c) all copyrightable works and copyrights in both published works and unpublished works used in the Business, including related registrations and applications (collectively, “Copyrights”); (d) all information used in the Business that is confidential and proprietary to Seller, including, trade secrets, ideas, inventions (whether or not patentable), research and development, know-how, business and marketing plans and proposals, formulae, compositions, assembly processes and techniques, manufacturing processes and techniques, production processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, including customer and supplier identities, contact information, pricing and cost information); (e) all software, software versions and releases, and current ongoing or incomplete unreleased products, and all source code, executable code, data, databases, and related documentation (collectively, “Software”); (f) all other proprietary rights relating to any of the foregoing; and (g) all copies and tangible embodiments of any and all of the foregoing.

“Intervening Event” means, with respect to the Seller, any event, circumstance, change, effect, development, or condition that was not known to any member of the Seller Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Seller (or to be refrained from being taken by the Seller) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); and (b) any change in the price, or change in trading volume, of the Seller common stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“Intervening Event Notice Period” has the meaning set forth in Section 6.12(e).

“Inventory” has the meaning set forth in Section 2.1(c).

“Investor” has the meaning set forth in Section 5.6.

“IP Assignment Agreement” has the meaning set forth in Section 3.2(e)(viii).

“IRS” has the meaning set forth in Section 2.8.

“Knowledge of the Buyer” means the actual knowledge of those persons listed in Annex 1.1(a).

“Knowledge of the Seller” means the actual knowledge of those persons listed in Annex 1.1(b).

“Law” means any law (statutory, common, or otherwise), including any statute, ordinance, regulation, rule, code, executive order, administrative decision, injunction, judgment, decree or other order of a Governmental Authority.

“Lease” has the meaning set forth in Section 4.8(b).

“Leased Real Property” has the meaning set forth in Section 2.1(a).

“Lender” has the meaning set forth in Section 5.6.

“Lien” means any liens, mortgages, encumbrances, pledges, security interests, or other charges of any kind on or with respect to any property (real or personal) or property interest.

“LLC” has the meaning set forth in Section 4.1(b).

“Loss” or “Losses” means any and all actual out of pocket losses, damages, liabilities, obligations, reasonable costs and expenses (including reasonable attorney’s fees), interest, awards, judgments, fees and penalties or other damages actually sustained, suffered or incurred by the Party seeking indemnification pursuant to this Agreement; provided, however, that Losses shall not include (i) punitive damages or any special, incidental, indirect, or consequential damages of any kind or nature, regardless of the form of action through which damages are sought; (ii) lost profits (including loss of profit or revenue, any multiple of reduced cash flow, or any adjustments based on price to earnings or similar ratios), interference with operations, or loss of customers, tenants, lenders, investors, or buyers, or diminution in the value of property; and (iii) any amounts recoverable by the Buyer Indemnified Parties as proceeds under any insurance policy or other contribution arrangement actually received by a Buyer Indemnified Party in respect thereof net of any direct cost and expense (including reasonable attorneys’ fees and expenses) to the Buyer Indemnified Parties associated with such recovery or collection, and any deductibles, retentions or similar costs or payments.

“made available” means that a copy of the referenced item was either filed by the Seller with the SEC prior to the date of this Agreement or provided electronically in the Merrill data room for Project Panthers three Business Days prior to the date of this Agreement.

“Material Adverse Effect” means any event, circumstance, occurrence, change or effect that has had or would reasonably be expected to have a material and adverse effect on the Business of the Seller, taken as a whole or the ability of the Seller to perform any of its obligations under this Agreement, including to consummate the transactions contemplated under this Agreement; provided that the following shall not constitute a Material Adverse Effect: (a) events, circumstances, occurrences, changes and effects (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the Business and the industries in which the Seller operates; (ii) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; (iii) financial, banking or securities markets (including any disruption of such markets, any decline in the price of any security or any market index); (iv) changes in GAAP or interpretations thereof; (v) changes in Law or other binding directives issued by any Governmental Authority; (vi) earthquakes, hurricanes, floods or other natural disasters; (vii) any actions taken, or failures to take action, or such other events, circumstances, occurrences, changes or effects, in each case, to which the Buyer has consented; (viii) the taking of any action contemplated by this Agreement; (ix) the announcement, pendency or completion of this Agreement or the transactions contemplated by this Agreement (including the threatened or actual impact on the relationships of the Seller with customers, vendors, suppliers, landlords, employees, sale representatives or others having relationships with the Seller or the Business (including the threatened or actual termination, suspension, modification or reduction of such relationships) and including the identity of the Buyer and any communications by the Buyer or any of its Affiliates regarding their plans or intentions with respect to the conduct of the business or the ownership and operation of the assets of the Seller), (x) the initiation of any suit or action challenging the validity or legality, or seeking to restrain consummation of, the transactions contemplated by this Agreement or (xi) the expiration of the Coastal Living License at the end of its initial term; or (b) any failure to meet any forecast of revenue, earnings, cash flow or other data for any period or any change to such forecast or any change in the price of the Seller’s stock on the NASDAQ Stock Market.

Notwithstanding the foregoing, if any matter described in any of the clauses (a)(i) through (v) above has had a disproportionate effect on the results of operation, condition (financial or otherwise), assets or liabilities of the Business as compared to companies in the industries in which the Business competes, then the impact of that event on the Business must be taken into account to determine whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“New Plans” has the meaning set forth in Section 6.9(c).

“Notice of Dispute” has the meaning set forth in Section 2.7(b).

“Old Plans” has the meaning set forth in Section 6.9(c).

“Order” means any order, writ, judgment, injunction, decree, determination, license, award or other requirement of any Governmental Authority.

“Outside Date” has the meaning set forth in Section 9.1(b)(ii).

“Parties” means each of the parties to this Agreement and “Party” means either of the parties to this Agreement.

“Permits” has the meaning set forth in Section 4.22(b).

“Permitted Lien” means any and all mechanics’, carriers’, workmen’s, common carrier, repairmen’s, warehousemen’s or other similar Liens arising by operation of law or incurred in the ordinary course of business; Liens that relate to Taxes, levies, assessments and any other governmental charges which are neither due, nor delinquent, nor are being contested in good faith by appropriate proceedings and are adequately reserved for in the books and records of the Business; other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; zoning, building codes, and other land use laws regulating the use or occupancy of property owned or leased by the Seller, as applicable, or activities conducted thereon; any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; pledges or deposits to secured obligations under workers’ compensation laws or similar Law; utility easements for electricity, gas, water, sanitary, sewer, surface water drainage or other general easements granted to Governmental Authorities in the ordinary course of development or operating real property; any recorded utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any real property; any and all restrictions, easements, encumbrances, agreements and other matters of record attaching title to any real property; terms and conditions of any lease for Leased Real Property; terms and conditions of any lease for Leased Real Property; in the case of any Leased Real Property, the rights of any lessor and under any statutory lien for amounts that are not yet due and payable or are being contested in good faith, unless and to the extent waived by the lessor under the terms of the applicable Lease; Liens resulting from securities laws; any facts or circumstances that an accurate survey would show which, individually or in the aggregate, do not materially impair the use (as used by the Business consistent with past practice) of the property to which they relate; easements, rights of way, restrictive covenants, encumbrances and all other matters that would be uncovered in a search of the public records and may otherwise appear as exceptions to a title commitment issued by a real property title company; and any other Liens set forth in Annex 1.1(c).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or any other entity, including a Governmental Authority.

“Plan” has the meaning set forth in Section 4.13(a).

“Proration Period” has the meaning set forth in Section 7.2.

“Proxy Statement” has the meaning set forth in Section 6.2(b).

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Registered Intellectual Property” means Seller Owned Intellectual Property that is the subject of any registration that is currently in effect, or any pending applications, including registered or issued Patents, Copyrights, and Marks.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers, or other closed receptacles containing Hazardous Materials) into the environment.

“Representative” means, with respect to any Person, the directors, officers, employees, accountants, financing sources, members, owners, partners, accountants, consultants, advisors, attorneys, agents (including financial and legal advisors), and other representatives of a Person.

“Responsible Party” has the meaning set forth in Section 10.4(a).

“Retained Cash” has the meaning set forth in Section 2.2(a).

“Retained Cash Amount” has the meaning set forth in Section 2.6.

“Review Period” has the meaning set forth in Section 2.7(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Acquisition Agreement” has the meaning set forth in Section 6.12(a).

“Seller Adverse Recommendation Change” means the Seller Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to the Buyer, the Seller Board Recommendation; (b) failing to include the Seller Board Recommendation in the Proxy Statement; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Seller common stock within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Buyer) the Seller Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Seller or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Seller Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Seller Board” means the board of directors of the Seller.

“Seller Board Recommendation” has the meaning set forth in Section 6.12(b).

“Seller Claims” has the meaning set forth in Section 10.2(a).

“Seller Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of the Seller and the consolidated Subsidiaries of the Seller included in the Seller SEC Documents.

“Seller Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Seller Licensed Intellectual Property” means exclusive or non-exclusive rights or interests in Intellectual Property owned by a Third Party and licensed to the Seller for use in the Business.

“Seller Owned Intellectual Property” means Intellectual Property owned by or registered in the name of the Seller.

“Seller Required Approvals” has the meaning set forth in Section 4.3(b).

“Seller SEC Documents” has the meaning set forth in Section 4.4.

“Seller Stockholder Approval” has the meaning set forth in Section 4.2.

“Seller Stockholder Meeting” has the meaning set forth in Section 6.2(a).

“Seller Termination Fee” has the meaning set forth in Section 9.2(d).

“Stockholders Agreement” means the agreement to be entered into by Holdings and the Seller at Closing in form and substance reasonably satisfactory to Holdings and the Seller and providing the Seller rights with respect to the Equity Consideration at least as favorable as those provided to the Investor.

“Subsidiary” means, with respect to any Person, any Person  the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date; or  of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses, are, as of such date, owned, controlled, or held by the applicable Person or one or more subsidiaries of such Person or a combination thereof.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation, or other business combination, of all or substantially all of the Seller’s consolidated assets or at least a majority of the outstanding Seller common stock, that the Seller Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) is more favorable from a financial point of view to the holders of Seller common stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Seller, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Seller Board; and (e) any revisions to the terms of this Agreement and the transaction proposed by the Buyer during the Superior Proposal Notice Period.

“Superior Proposal Notice Period” has the meaning set forth in Section 6.12(d).

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Buyer), relating to any transaction or series of related transactions, involving any: (a) direct or indirect acquisition of assets of the Seller (excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Seller’s consolidated assets or to which 15% or more of the Seller’s net revenues or net income are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Seller; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Seller; (d) merger, consolidation, other business combination, or similar transaction involving the Seller, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated assets, net revenues, or net income of the Seller; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Seller which, individually or in the aggregate, generate or constitute 15% or more of the consolidated assets, net revenues, or net income of the Seller; or (f) any combination of the foregoing.

“Tangible Personal Property” has the meaning set forth in Section 2.1(d)

“Tax” or “Taxes” means all U.S. federal, state, local, foreign, and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, escheat, transfer, franchise, profits, license, lease, service, service use, capital stock, social security (or similar), unemployment, disability, withholding, payroll, employment, excise, severance, stamp, occupation, registration, premium, real property, personal property, alternative or add-on minimum, estimated, windfall profits, customs duties, or other taxes or fees of any kind whatsoever imposed by any Governmental Authority, together with any interest, and any penalties or additions to tax with respect thereto, whether disputed or not.

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments, supplements or attachments to any of the foregoing.

“Third Party” means any Person other than the Buyer and its Subsidiaries and the respective Representatives of the Buyer and its Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Transaction Documents” means this Agreement, the Buyer Note, the Stockholders Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the IP Assignment Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Tax” has the meaning set forth in Section 7.1.

“WARN Act” means the Worker Adjustment and Retraining Notification, 29 U.S.C. 2101 and any similar applicable state Law.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1     Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, the Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, convey, transfer, assign and deliver to the Buyer, free and clear of all Liens, all of the Seller’s right, title and interest in, to and under all of the assets of the Seller other than the Excluded Assets (the “Purchased Assets”), wherever located, whether real, personal or mixed, tangible or intangible, as the same shall exist as of the Closing, including the following assets and properties:

(a)     all cash and Cash Equivalents of the Seller other than the Retained Cash;

(b)     the Seller’s interests in the real property leases listed on Annex 2.1(a) (the “Leased Real Property”) together with all buildings, structures, installations, fixtures, trade fixtures, building equipment and other improvements owned by the Seller located on or attached to the Leased Real Property;

(c)     all inventory, materials, spare parts, service parts, finished goods, supplies, packaging materials, work in progress and other inventories of the Seller (“Inventory”);

(d)     all fixed assets and tangible personal property owned by the Seller, including all furniture, fixtures, machinery, equipment, supplies, computer hardware and software and other tangible personal property used in or related to the Business (collectively, the “Tangible Personal Property”);

(e)     all Seller Owned Intellectual Property and goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present and future infringements thereof, and rights to protection of past, present and future interests therein under the laws of all jurisdictions, including the Registered Intellectual Property listed on Section 4.14(a) of the Disclosure Schedule;

(f)     all of the Seller’s agreements and Contracts and its rights thereunder, except to the extent such agreements or Contracts are an Excluded Asset;

(g)     all of the Seller’s accounts, billed and unbilled receivables and other amounts due to the Seller from third-party payors;

(h)     all of the Seller’s claims, deposits, prepaid expenses, advance payments, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, except to the extent in respect of any Excluded Asset;

(i)     all of the Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)     all of the Seller’s franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from a Governmental Authority, including those listed on Section 4.22(b) of the Disclosure Schedule, to the extent transferable;

(k)     all of the Seller’s books, records, supplier lists, customer lists, customer files and records, business forms, creative materials, advertising and promotional materials and other printed or written materials associated with the Business;

(l)     all of the Seller’s goodwill associated with the Purchased Assets;

(m)   the Plans and all of Seller’s rights in and with respect to the assets associated with the Plans, except to the extent that such Plans are Excluded Assets; and

(n)    all rights to applicable claims and proceeds with respect to the Purchased Assets or the Assumed Liabilities under any of the Seller’s insurance policies.

Section 2.2     Excluded Assets. Each of the Parties expressly understands and agrees that, notwithstanding anything to the contrary contained herein, the following assets and properties of the Seller prior to the Closing (the “Excluded Assets”) shall be excluded from the Purchased Assets and shall remain assets and properties of the Seller, as applicable, following the Closing:

(a)     cash and Cash Equivalents equal to the sum of (i) the amount of any distributions received after the date of this Agreement but prior to or on the Closing Date of monies collected by the U.S. Customs and Border Protection under the Continued Dumping and Subsidy Offset Act, (ii) the amount of dividends payable accrued on the Seller’s most recent balance sheet in the Seller Financial Statements and (iii) $1.5 million (the “Retained Cash”);

(b)     the rights to and interests in any distributions after the Closing Date of monies collected by U.S. Customs and Border Protection under the Continued Dumping and Subsidy Offset Act and to distributions of any prepaid legal expenses held by the Committee for Legal Trade relating thereto;

(c)     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller;

(d)     all insurance policies of the Seller and all rights to applicable claims and proceeds under insurance policies of the Seller with respect to the Excluded Assets or the Excluded Liabilities, including under the insurance policies listed on Annex 2.2(d) or any replacement or renewal policies therefore;

(e)     the agreements and Contracts listed on Annex 2.2(e);

(f)     the Plans listed on Annex 2.2(f) (the “Excluded Plans”);

(g)     all Tax assets (including all net operating loss carryforwards and Tax refunds and prepayments) of the Seller;

(h)     all rights to any action, suit or claim of any nature available to or being pursued by the Seller, whether arising by way of counterclaim or otherwise, in respect of any other Excluded Asset or Excluded Liability;

(i)     all guarantees, warranties, indemnities and similar rights in favor of the Seller in respect of any other Excluded Asset or Excluded Liability;

(j)     all rights of the Seller under the Transaction Documents; and

(k)     all records, correspondence and other materials prepared by or on behalf of the Seller in connection with the sale of the Purchased Assets to the Buyer.

Section 2.3     Transfer and Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, concurrently with the purchase of the Purchased Assets, the Seller hereby conveys, assigns and transfers to the Buyer, and the Buyer hereby assumes and agrees to pay, perform and discharge when due, all liabilities and obligations of the Seller other than the Excluded Liabilities expressly set forth in Section 2.4 below (the “Assumed Liabilities”), including all liabilities and obligations of the Seller under the Deferred Compensation Plan and Supplemental Retirement Plan.

Section 2.4      Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Seller shall retain and remain responsible for, and the Buyer shall not assume, the following liabilities (the “Excluded Liabilities”), whether presently in existence or arising hereafter:

(a)     any liabilities or obligations in respect of any Excluded Asset;

(b)     any dividends payable with respect to restricted shares of the Company’s common stock awarded under the Excluded Plans; and

(c)     any costs or expenses incurred by the Seller in connection with the negotiation, preparation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 2.5      Purchase Price.

(a)     In consideration for the sale and transfer of the Purchased Assets, and on the terms and subject to the conditions of this Agreement, (i) the Buyer shall (A) pay to the Seller $11,500,000 (the “Cash Consideration”), (B) enter into and deliver to the Seller a subordinated secured promissory note substantially in the form attached hereto as Exhibit A (the “Buyer Note”) payable to the Seller in the principal amount of $4,600,000, subject to adjustment as provided for in Section 2.6, and (C) assume, satisfy and discharge the Assumed Liabilities, and (ii) Holdings shall issue to the Seller the Equity Consideration pursuant to the terms and subject to the conditions of the Stockholders Agreement (the Equity Consideration, together with the principal amount of the Buyer Note and the Cash Consideration, the “Purchase Price”). The Purchase Price shall be allocated as provided for in Section 2.8.

(b)     Notwithstanding the above, upon the execution and delivery of this Agreement, the Buyer shall deliver to the Escrow Agent, as a deposit towards the Cash Consideration, immediately available funds in an amount equal to $750,000 (the “Deposit”). The Deposit shall be held and invested pursuant to the terms and conditions of the escrow agreement to be entered into as of the date hereof by the Escrow Agent, the Buyer and the Seller in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Deposit, together with interest earned thereon as provided in the Escrow Agreement net of any applicable taxes (the “Escrowed Funds”), shall be either (i) credited towards the Cash Consideration at Closing, (ii) delivered to the Seller as the Buyer Termination Fee pursuant to Section 9.2(c), including for termination pursuant to Section 9.1(iv) for failure of the Buyer to deliver the Definitive Financing Agreements by the Financing Document Deadline as provided in Section 6.11(a) or pursuant to Section 9.1(b) for failure of the Buyer to obtain the Financing or Alternate Financing in connection with the Closing as contemplated by Section 8.2(d), or (iii) returned to the Buyer pursuant to the Escrow Agreement in the event of a termination of this Agreement not resulting in payment of the Buyer Termination Fee.

Section 2.6      Pre-Closing Purchase Price Adjustment. On the Business Day prior to the Closing Date, the Seller shall deliver to the Buyer a written good faith estimate of the cash and Cash Equivalents of the Seller as of Closing (the “Cash Estimate”), together with reasonable supporting documentation used by the Seller to prepare the same. If the Cash Estimate is less than the amount of the Retained Cash (the “Retained Cash Amount”), the Buyer shall increase the principal amount of the Buyer Note in an amount equal to such shortfall (the “Cash Shortfall”). If the Cash Estimate is more than the Retained Cash Amount, no adjustment to the principal amount of the Buyer Note shall be made under this Section 2.6.

Section 2.7      Post-Closing Purchase Price Adjustment.

(a)     No later than ten (10) calendar days after the Closing Date, the Seller shall deliver to the Buyer a written statement of the Seller’s calculation of the cash and Cash Equivalents of the Seller as of Closing (the “Closing Cash Value”), together with reasonable supporting documentation used by the Seller to prepare the same.

(b)     If the Buyer disputes the Seller’s calculation of the Closing Cash Value, the Buyer shall, within ten (10) calendar days after its receipt from the Seller of the Closing Cash Value (the “Review Period”), deliver a written notice to the Seller (the “Notice of Dispute”) indicating that it disputes the Closing Cash Value and the basis, in reasonable detail, for the dispute. If no Notice of Dispute is delivered by the Buyer during the Review Period, the Closing Cash Value included in the statement delivered by the Seller to the Buyer shall be deemed to be the “Final Cash Value” and shall not be subject to further review, challenge or adjustment.

(c)     Upon delivery of any Notice of Dispute, authorized representatives of the Seller and the Buyer shall, during the ten (10) calendar days following such delivery, negotiate in good faith to determine and agree upon the Final Cash Value. If, after such 10-day period, the Seller and Buyer have not reached an agreement as to the Final Cash Value, the Seller and the Buyer jointly shall engage the Accounting Expert to resolve such dispute in accordance with the standards set forth in this Section 2.7(c). The Seller and the Buyer shall use reasonable efforts to cause the Accounting Expert to render a written decision resolving the dispute within twenty (20) days of the making of such submission. The scope of the dispute to be resolved by the Accounting Expert shall be limited to determining whether the Closing Cash Value calculated by the Seller was calculated in accordance with the terms of this Agreement and, if not, to what extent such calculation requires adjustment. The Closing Cash Value, as adjusted by the Accounting Expert, shall be deemed the Final Cash Value and shall not be subject to further review, challenge or adjustment. The Accounting Expert is not to make any other determination, including any determination as to whether the Cash Estimate or Cash Target is correct. The Accounting Expert’s decision shall be based solely on presentations by the Buyer and the Seller (and not independent review) and made in strict accordance with the terms of this Agreement, without regard for principles of equity. The Accounting Expert shall apply the relevant provisions of this Agreement to the dispute, and shall have no authority to alter, modify, amend, add to or subtract from any term of provision of this Agreement. The Accounting Expert shall not assign a value to the Final Cash Value that is greater than the greatest value assigned to it by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value assigned to it by the Buyer, on the one hand, or the Seller, on the other hand. The Accounting Expert shall also determine the proportion of its fees and expenses to be paid by each of the Seller and the Buyer based on the degree (as determined by the Accounting Expert) to which the Accounting Expert has accepted the positions of the Seller and the Buyer, with such fees and expenses borne by each of the Seller and the Buyer in inverse proportion to the degree to which the Accounting Expert has respectively accepted their positions. All determinations made by the Accounting Expert, including as to the proportion of fees and expenses to be paid by the Buyer and the Seller, will be final, conclusive and binding on the Parties.

(d)     The Seller and the Buyer hereby agree that they will cooperate with and make available to the other and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its officers, employees, agents, books and records, as may be reasonably required in connection with the preparation and review of the Seller’s calculation of the Closing Cash Value and the resolution of any disputes relating thereto (in any case until the Accounting Expert has made a final determination pursuant to Section 2.7(c) above, if applicable).

(e)     If (i) the Cash Estimate was less than the Retained Cash Amount and (ii) the Final Cash Value is less than the Cash Estimate, the principal amount of the Buyer Note shall be increased by an amount equal to the difference between the Final Cash Value and the Cash Estimate as provided for in the Buyer Note.

(f)     If (i) the Cash Estimate was less than the Retained Cash Amount and (ii) the Final Cash Value is more than the Cash Estimate, the principal amount of the Buyer Note shall be decreased by an amount equal to the difference between the Final Cash Value and the Cash Estimate, unless such amount is greater than the Cash Shortfall, in which case the amount by which the principal amount of the Buyer Note shall be decreased shall be equal to the Cash Shortfall.

(g)     If (i) the Cash Estimate exceeded the Retained Cash Amount and (ii) the Final Cash Value is less than the Retained Cash Amount, the principal amount of the Buyer Note shall be increased by an amount equal to the difference between the Final Cash Value and the Retained Cash Amount.

(h)     If (i) the Cash Estimate exceeded the Retained Cash Amount and (ii) the Final Cash Value equals or exceeds the Retained Cash Amount, no adjustment to the principal amount of the Buyer Note shall be made under this Section 2.7.

Section 2.8      Purchase Price Allocation. Within one hundred twenty (120) days of the Closing, the Parties shall agree on an allocation of the Purchase Price (including any adjustments made thereto) and any liabilities assumed, for Tax purposes, which shall be prepared in a manner consistent with fair market value of the Purchased Assets and, as applicable, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (such allocation, the “Purchase Price Allocation”). The Seller shall prepare, and provide to the Buyer, a draft Purchase Price Allocation within ninety (90) days after Closing. The Buyer shall provide any comments to the draft Purchase Price Allocation to the Seller within twenty (20) days upon receipt thereof. If the Buyer does not provide any comments within the requisite time period, the draft Purchase Price Allocation shall be treated as final. The Parties agree to use the Purchase Price Allocation for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including any reports required to be filed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Parties shall timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state, local or foreign Tax Law) and any required attachments thereto in accordance with the Purchase Price Allocation. Neither the Buyer nor the Seller shall take any position in any Tax Return, audit, or otherwise, that is inconsistent with the Purchase Price Allocation, nor shall the Buyer or the Seller in any way represent that the Purchase Price Allocation is not correct, unless otherwise required by applicable Law.

Section 2.9      Consents from Third Parties.

(a)     Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (including any Permit) or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of the Seller or, upon transfer, the Buyer under such asset. If any transfer or assignment by the Seller to, or any assumption by the Buyer of, any interest in or liability, obligation or commitment under any asset requires the consent of a Third Party, then such assignment or assumption shall be made subject to such consent being obtained. The Parties shall use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all Third Parties that are necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents (e.g., with respect to the Leased Real Property, Intellectual Property and other ordinary course Contracts), subject to Section 6.5; provided that, the Seller shall not be obligated to pay any consent fees, compensation payments or other consideration to any Third Party from whom a permit, consent, approval of authorization is requested.

(b)     If any such consent or Permit transfer is not obtained prior to the Closing, the Seller and the Buyer shall cooperate in any lawful and reasonable arrangement reasonably proposed by the Buyer under which the Buyer shall obtain the economic claims, rights and benefits under the asset, Permit (including any foreign Permit), claim or right with respect to which the Third Party consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include  the subcontracting, sublicensing or subleasing to the Buyer of any and all rights of the Seller against the other party to such Third Party agreement arising out of a breach or cancellation thereof by the other party, and  the enforcement by the Seller of such rights, with the Buyer being responsible for the performance and discharge of the Seller’s obligations, in each case, to the extent permitted by applicable Law. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, any and all costs and other expenses incurred by either Party due to the Buyer’s use of, or the Buyer’s reliance on, any of the Seller’s Permits shall be borne exclusively by the Buyer, and the Buyer shall indemnify the Seller for such costs and expenses, as well as any and all Losses of the Seller Indemnified Parties relating to the Buyer’s use of, or reliance on, the Seller’s Permits.

ARTICLE III

THE CLOSING

Section 3.1      The Closing.  On the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McGuireWoods LLP, at 10:00 a.m., Eastern time, on the date which is the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII (other than conditions which, by their nature, are to be satisfied on the Closing Date) or at such other time, date or place as the Seller and the Buyer may mutually agree upon in writing; provided that any Party may participate remotely in the Closing by electronic delivery of documents and/or funds that satisfy the requirements of this Agreement. The date on which the closing occurs is referred to in this Agreement as the “Closing Date” and the Closing shall be effective as of 5:00 p.m., Eastern time, on the Closing Date.

Section 3.2      Closing Transactions; Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a)     the Buyer shall pay to the Seller an amount equal to the Cash Consideration, less the Escrowed Funds, in immediately available funds by wire transfer in accordance with written instructions provided by the Seller not less than two Business Days prior to the Closing Date;

(b)     the Escrow Agent shall pay to the Seller the Escrowed Funds pursuant to the terms of the Escrow Agreement in immediately available funds by wire transfer in accordance with written instructions provided by the Seller not less than two Business Days prior to the Closing Date;

(c)      Holdings shall issue to the Seller the Equity Consideration pursuant to the terms and subject to the conditions of the Stockholders Agreement;

(d)      the Seller shall deliver to the Buyer customary pay-off letters and related documentation in connection with the release of all Liens on the Purchased Assets under the Credit Agreement;

(e)      the Seller shall deliver to the Buyer the following documents and other items duly executed by the Seller:

(i)     one or more deeds, bills of sale, endorsements, assignments and other instruments of conveyance and assignment (without covenant or warranty except as provided hereunder), substantially in the form attached hereto as Exhibit C, to vest in the Buyer or all right, title and interest in, to and under the Purchased Assets (the “Bills of Sale”);

(ii)     one or more assignment and assumption agreements, substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreements”);

(iii)     the Buyer Note;

(iv)     the Stockholders Agreement;

(v)     a certificate of an authorized officer of the Seller in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.1(a), Section 8.2(a), Section 8.2(b), and Section 8.2(c), as they relate to the Seller, have been satisfied;

(vi)     a certificate executed by the Secretary of the Seller certifying that attached thereto are (A) a true and correct copy of the resolutions of the Seller Board or unanimous written consent of the Seller Board authorizing the execution and delivery of the Transaction Documents to which the Seller is a party and the performance by the Seller of the transactions contemplated thereby; and (B) specimen signatures of those officers of the Seller executing the Transaction Documents and the other documents contemplated hereby;

(vii)     a non-foreign person certificate of the Seller pursuant to Treasury Regulation Section 1.445-2(b)(2)(iv);

(viii)     an Intellectual Property assignment agreement substantially in the form attached hereto as Exhibit E (the “IP Assignment Agreement”); and

(ix)     all other consents, filings, certificates, documents, instruments and other items required to be delivered by the Seller pursuant to this Agreement, and all such other documents, certificates and instruments as Buyer shall reasonably request to give effect to the transactions contemplated hereby or to vest in Buyer good, valid, insurable and marketable title in and to the Purchased Assets free and clear of all Liens, except Permitted Liens.

(f)      the Buyer or Holdings, as applicable, shall deliver to the Seller the following duly executed documents and other items:

(i)     the Bills of Sale;

(ii)     the Assignment and Assumption Agreements;

(iii)     the Buyer Note;

(iv)     the Stockholders Agreement;

(v)     the IP Assignment Agreement;

(vi)     such other instruments of assumption providing for the assumption of the Assumed Liabilities as may be necessary, in form and substance reasonably satisfactory to the Seller;

(vii)     a certificate of an authorized officer of the Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.1(a), Section 8.3(a), and Section 8.3(b), as they relate to the Buyer, have been satisfied;

(viii)    a certificate executed by the Secretary of the Buyer certifying that attached thereto are (A) a true and correct copy of the resolutions of the board of directors or other similar governing body or unanimous written consent of the board of directors other similar governing body of the Buyer authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and the performance by the Buyer of the transactions contemplated thereby; and (B) specimen signatures of those officers or other duly authorized representatives of the Buyer executing the Transaction Documents and the other documents contemplated hereby; and

(ix)     all other consents, filings, certificates, documents, instruments and other items required to be delivered by the Buyer pursuant to this Agreement, and all such other documents, certificates and instruments as the Seller shall reasonably request to give effect to the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedule delivered by the Seller to the Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”), and other than in respect of any Excluded Liability (except with respect to Section 4.4 (SEC Filings; Financial Statements), Section 4.11 (Litigation), Section 4.15 (Taxes) and Section 4.16 (Environmental Matters)), the Seller represents and warrants to the Buyer as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows. Each numbered Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Article IV and any other Section of this Article IV to which the application of such disclosure is reasonably apparent.

Section 4.1      Organization and Qualification; Subsidiaries.

(a)     The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Seller is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     There are no direct or indirect Subsidiaries of the Seller other than Stanley Furniture Company 2.0, LLC (the “LLC”). The LLC is a validly existing limited liability company under the laws of the Commonwealth of Virginia and has full power and authority to own, lease or otherwise holds is assets and to conduct its business as presently conducted. The Seller is the sole member of the LLC and there are no outstanding rights or securities convertible into or exercisable for membership interests in the LLC. The LLC is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2      Authority. The Seller has the requisite corporate power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which the Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been duly authorized by all necessary corporate action on the part of the Seller, except for the approval of this Agreement, the sale of the Purchased Assets pursuant hereto and the other transactions contemplated hereby by a majority of the outstanding common shares of the Seller entitled to vote thereon (the “Seller Stockholder Approval”). The Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity. When each other Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity.

Section 4.3      No Conflict; Filings and Consents.

(a)     The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller does not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller will not,  conflict with or violate (whether after the giving of notice, lapse of time or both) any provision of the articles of incorporation or bylaws of the Seller or  subject to obtaining the Seller Required Approvals, (A) conflict with or violate (whether after the giving of notice, lapse of time or both) any Law applicable to the Seller or by which any Purchased Asset is bound or affected, or (B) violate, conflict with or result in a default (whether after the giving of notice, lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of any obligation of, or loss of a material benefit under, any Material Contract or Permit related to the Business or result in the creation of any Lien upon any of the Purchased Assets under the terms of any Material Contract or Permit related to the Business to which the Seller is a party or by which the Seller or any Purchased Asset is bound or subject, except, in the case of Section 4.3(a)(ii)(B), for any such conflicts, violations or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)     The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is party) by the Seller do not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller will not, require any consent, approval, authorization or permit of or filing with or notification to, (i) any Governmental Authority or (ii) any Person under any Material Contract or Permit, except, in each case for (i) such consents, approvals, authorizations or permits of or filings with, or notifications to such Governmental Authorities or any other Person set forth in Section 4.3(b) of the Disclosure Schedule (collectively, the “Seller Required Approvals”); and (ii) filings with the SEC of (y) the preliminary and definitive proxy statement relating to the Seller Stockholders Meeting for the Seller Stockholder Approval and (z) such reports under the Exchange Act as may be required to be filed by Seller in connection with this Agreement, the sale of the Purchase Assets and the other transactions contemplated hereby.

Section 4.4      SEC Filings; Financial Statements. Since January 1, 2015, the Seller has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (such documents and any other documents filed by the Seller with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Seller SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing and prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Seller SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes Oxley Act, each as in effect on the date each such document was filed. The Seller Financial Statements (i) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (as in effect in the United States on the date of such Seller Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity of Seller and its consolidated Subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring yearend adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act).

Section 4.5      No Undisclosed Liabilities. The Seller has no liabilities, obligations or commitments of any type required to be reflected on a balance sheet prepared in accordance with GAAP, consistently applied, except  those which are adequately reflected or reserved against in the most recent balance sheet in the Seller Financial Statements as of the date of such balance sheet,  those that are specifically disclosed in the Disclosure Schedule,  those which have been incurred in the ordinary course of business since the date of the most recent balance sheet in the Seller Financial Statements, and those arising out of this Agreement or the transactions contemplated hereby.

Section 4.6      Material Contracts.

(a)     Section 4.6(a) of the Disclosure Schedule lists each of the following Contracts to which the Seller is a party as of the date hereof, categorized by subsection solely for the convenience of the Buyer (it being understood that, for the avoidance of doubt, that any item disclosed in any subsection of Section 4.6(a) of the Disclosure Schedule shall be deemed to have been disclosed for each other subsection of Section 4.6(a) of the Disclosure Schedule), except for Contracts that are Excluded Assets (the “Material Contracts”):

(i)     which involve, as parties thereto, the Seller, on the one hand, and any of the directors, officers or other Affiliates of the Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of the Seller and each such Person’s respective directors, officers or other Affiliates, on the other hand;

(ii)     which are in respect of the employment, compensation or indemnification of a director or executive officer of the Seller;

(iii)     which establish or relate to a joint venture or partnership involving the Seller;

(iv)     which relate to Seller Owned Intellectual Property or Seller Licensed Intellectual Property material to or necessary for the Business as currently conducted, but excluding (A) Seller Licensed Intellectual Property relating to “shrink wrap”, “click wrap”, “click-through”, or similar generally available end-user licenses to Software; (B) any nonexclusive license to Seller Owned Intellectual Property granted in the ordinary course of business, including licenses to distributors of the Seller’s products; and (C) any non-disclosure agreements or employee agreements of the Seller;

(v)     which involve a sharing of profits, losses, costs or liabilities with any Person;

(vi)     which relate to confidentiality, nondisclosure, or non-competition, other than Contracts between the Seller and one of its employees;

(vii)     which relate to the lease of (A) real property or (B) personal property which requires the payment by the Seller of more than $50,000 per year;

(viii)    pursuant to which the Seller has agreed to indemnify any Person, other than any such Contract (A) for the purchase or sale of goods or services in the ordinary course of business and consistent with prior practice or (B) relating to the lease of real property;

(ix)     any mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money or under which it has imposed a security interest on any of the Purchased Assets;

(x)      any guarantee of any obligation of another Person;

(xi)     any domestic or international sales agent, representative, distributor or consulting agreement which resulted in payment by the Seller of more than $500,000 for 2016; and

(xii)     any other Contract that is material to the Business (excluding any purchase orders).

(b)     The Seller has delivered or made available to Buyer copies of each Material Contract (except for any purchase orders) that are correct and complete in all material respects.

(c)     Each Material Contract is a valid and binding obligation of the Seller party thereto and, (i) to the Knowledge of the Seller, each Material Contract is a valid and binding obligation of the other party or parties thereto enforceable against such party or parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), and is in full force and effect; (ii) the Seller is not in material default under any Material Contract; (iii) none of the Material Contracts has been validly canceled by the other party thereto; (iv) to the Knowledge of the Seller, no other party is in material breach of, violation of, or default under any Material Contract; and (v) the Seller has not received any written claim of default, or to the Knowledge of the Seller, oral claim of default, under any such Material Contract.

Section 4.7      Sufficiency of Assets. The Purchased Assets are sufficient for the conduct of the Business after the Closing in substantially the same manner as conducted by the Seller prior to the Closing. All items of Tangible Personal Property required or necessary for the operation of the Seller’s business in the manner as conducted by the Seller prior to the Closing are in good operating condition, normal wear and tear excepted. All of the Purchased Assets are owned, leased, held, possessed or controlled by the Seller in connection with the conduct of the Business.

Section 4.8      Real Property.

(a)     The Seller does not own any real property.

(b)     Except as set forth in Section 4.8(b) of the Disclosure Schedule, as of the date of this Agreement, (i) the Seller has valid leasehold interests in the Leased Real Property (each such leasehold interest, a “Lease”), in each case, free and clear of all Liens (other than Permitted Liens), (ii) each such Lease is in full force and effect, (iii) all rent and other material sums and charges payable thereunder are current and (iv) the Seller has not received written notice that it is currently in default in any material respect with respect thereto. The Seller has not issued any written notice of default to any landlord of a Lease that remains outstanding, and, to the Knowledge of the Seller, no such landlord is in default under its Lease beyond any applicable notice, grace or cure period thereunder.

(c)     Except as set forth in Section 4.8(c) of the Disclosure Schedule, there is no Person other than the Seller in possession of any portion of the Leased Real Property, and to the Knowledge of the Seller, no Contract grants any Person (other than the Seller) the right of use or occupancy of any portion of the Leased Real Property.

(d)     To the Knowledge of the Seller, the Seller’s use of the Leased Real Property complies in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. To the Knowledge of the Seller, all material Permits (including certificates of use and occupancy) required in connection with the use, occupation and operation of the Leased Real Property, in each case to the extent required to be obtained by the Seller under each applicable Lease, have been obtained and are in effect.

(e)     To the Knowledge of the Seller, there are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory legal proceedings relating to any portion of the Leased Real Property that are reasonably expected to materially and adversely affect the current use, occupancy or value thereof. To the Knowledge of the Seller, no fact or condition exists which could result in the termination or material reduction of the current access from the Leased Real Property to existing roads or to water, sewer or other utility services presently serving the Leased Real Property to the extent such services are material to the use of the Leased Real Property.

Section 4.9      Title to Tangible Personal Property . The Seller has good and valid title to, or a valid and enforceable license or leasehold interest in, or other legal rights to possess or use, all of the Tangible Personal Property, included in the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

Section 4.10    Accounts Receivable and Inventory.

(a)     To the extent reflected on the Seller Financial Statements, all of the accounts receivable owing to the Seller and included in the Purchased Assets constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there has been no written, or to the Knowledge of the Seller, oral, notice received by the Seller of any claims, refusals to pay or other claimed rights of setoff against any thereof.

(b)     Except as disclosed in Section 4.10(b) of the Disclosure Schedule, the Inventory is generally of a quality and quantity usable and salable at customary gross margins and with customary markdowns consistent in all material respects with past practice in the ordinary course of business and is reflected on the Seller Financial Statements.

Section 4.11     Litigation. Except as disclosed in Section 4.11 of the Disclosure Schedule, there is no Action pending (except for any Action against the Seller which has been filed but not yet served and for which the Seller has not received any written, or to the Knowledge of the Seller, oral notice) or, to the Knowledge of the Seller, threatened against the Seller, nor are there any judgments, decrees or orders binding upon the Seller, enjoining it in respect of, or which would materially prohibit, restrict, or affect the Business or any of the Purchased Assets. The Seller is not subject to any continuing order of, consent decree, settlement agreement or similar agreement with, or, to the Knowledge of the Seller, continuing investigation by, any Governmental Authority, or any Order, in each case that would prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 4.12     Labor Matters.

(a)     Except as described in Section 4.12(a) of the Disclosure Schedule, there are no material Actions pending or, to the Knowledge of the Seller, threatened between the Seller and any of its present or former employees.

(b)     The Seller is not a party to or bound by any collective bargaining agreements or other Contract or understanding with a labor union or labor organization. To the Knowledge of the Seller, there is no labor union organizing or election activity pending or threatened with respect to the employees of the Seller. The Seller has not suffered or sustained any labor strike, slowdown or work stoppage and, to the Knowledge of the Seller, no labor strike, slowdown or work stoppage is threatened by the employees of the Seller.

(c)     The Seller has complied with all applicable Laws related to the employment of its employees, including provisions related to payment of wages (including the Fair Labor Standards Act), hours of work, worker classification (including the proper classification of workers as independent contractors and consultants), leaves of absence, equal opportunity, occupational health and safety and workers’ compensation, except to the extent non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13     Employee Benefit Plans.

(a)     Section 4.13(a) of the Disclosure Schedule lists all material Plans. “Plan” shall mean any “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA, all “employee pension benefit plans” (within the meaning of Section 3(2) of ERISA), and all severance, change in control, consulting or employment plan, program or agreement, and vacation, fringe benefit, sick leave, incentive, bonus, deferred compensation stock option, stock purchase and restricted stock plan, program or policy sponsored or maintained by the Seller, in which present or former employees of the Seller participate or with respect to which the Seller is obligated to contribute; provided that the term “Plan” shall exclude any statutory benefits provided under applicable Law. With respect to each Plan, the Seller has delivered or made available to the Buyer true, accurate and complete copies of each of the following: (a) the plan document together with all amendments thereto, (b) if applicable, copies of any trust agreements, custodial agreements or insurance policies, (c) copies of any summary plan descriptions, (d) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS and (e) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Form 5500, with schedules attached.

(b)     To the Knowledge of the Seller, all Plans are in compliance in all material respects with ERISA, the Code and other applicable Laws and have been administered in all material respects in accordance with their terms and with ERISA, the Code and such other applicable Laws.

(c)     All required contributions to, and premium payments on account of, each Plan have been made (or reserves therefor have been provided on the books of the Seller).

(d)     There is no pending or, to the Knowledge of the Seller, threatened Action relating to a Plan (including material administrative investigations, audits, proceedings by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the IRS), other than routine claims in the ordinary course of business for benefits provided for by the Plans.

(e)     Neither Seller nor any of its ERISA Affiliates sponsors, maintains, contributes to or has any obligation to contribute to any multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or any plan that is subject to Title IV of ERISA.

(f)     None of the Plans provides for retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA, except as provided in Section 4.13(f) of the Disclosure Schedule.

Section 4.14     Intellectual Property.

(a)     Section 4.14(a) of the Disclosure Schedule contains an accurate and complete list, in all material respects, of all Registered Intellectual Property.

(b)     The Seller owns and has (or will have prior to Closing) good and exclusive title to each item of Seller Owned Intellectual Property that is material to or necessary for the Business as currently conducted, free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 4.14(b) of the Disclosure Schedule, and except with respect to infringement of any Third Party Intellectual Property, which is addressed exclusively in Section 4.14(d), to the Knowledge of the Seller, all Seller Owned Intellectual Property and Seller Licensed Intellectual Property, in each case, that is material to or necessary for the conduct of the Business as currently conducted is exclusively owned or validly licensed by the Seller.

(c)     Except as set forth in Section 4.14(c) of the Disclosure Schedule, to the Knowledge of the Seller, no Third Party has within the past three years infringed, misappropriated or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Seller Owned Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted.

(d)     The conduct of the Business by the Seller does not, to the Knowledge of the Seller, infringe, misappropriate, or otherwise violate any Third Party’s Intellectual Property, the Seller is not a party to any Action (other than any Action against the Seller which has been filed but not yet served and for which the Seller has not received any written, or to the Knowledge of the Seller, oral notice) that includes a claim that the Seller has infringed any Third Party Intellectual Property, and except as set forth in Section 4.14(d) of the Disclosure Schedule, the Seller has not within the past six years received written, or to the Knowledge of the Seller, oral, notice of any pending or threatened Action of the foregoing and, to the Knowledge of the Seller, there is no valid basis for such an Action.

(e)     Except as set forth in Section 4.14(e) of the Disclosure Schedule, all items of Registered Intellectual Property are subsisting and, to the Knowledge of the Seller, are valid and enforceable. Except as set forth in Section 4.14(e) of the Disclosure Schedule, all registrations, maintenance and renewal fees due within thirty (30) days following the Closing Date in connection with Registered Intellectual Property have been made and all necessary documents, assignments, recordations and certifications in connection with the Registered Intellectual Property have been filed with the relevant Governmental Authority in the United States and foreign jurisdiction, as the case may be, for the purpose of maintaining such registrations. No Seller Owned Intellectual Property or Seller Licensed Intellectual Property, in each case, that is material to or necessary for the conduct of the Business as currently conducted, is being used or enforced by the Seller in a manner that could reasonably be expected to result in the abandonment, cancellation, termination, or unenforceability of such Seller Owned Intellectual Property or Seller Licensed Intellectual Property.

(f)     Except as set forth in Section 4.14(f) of the Disclosure Schedule, with the exception of Seller Owned Intellectual Property that is no longer used in the Business, all Seller Owned Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted was: (i) developed by the Seller’s employees working within the scope of their employment at the time of such development or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to Seller ownership of all of such Person’s rights in such Intellectual Property.

(g)     The Seller has taken reasonable steps to preserve and protect the confidentiality of its financial information, trade secrets and other confidential or proprietary information. To the Knowledge of the Seller, no such confidential information has been disclosed to any Person except in the ordinary course of Business or in connection with a potential strategic transaction involving the Seller (in which case the potential strategic transaction counterparty was subject to a confidentiality agreement).

(h)     Except as set forth in Section 4.14(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right to own, use, or hold for use any of the Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted, as the same is owned, used, or held for use in conduct of the Business as currently conducted.

Section 4.15     Taxes.

(a)     All Income Tax and other material Tax Returns that are required to be filed by or with respect to Taxes of the Seller have been timely filed (taking into account any extensions of time in which to file) and such Tax Returns are true, correct and complete in all material respects. All Income Taxes and all other material Taxes (whether or not shown to be due on such Tax Returns) have been timely paid other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the books and records of the Seller. Other than Permitted Liens, there are no Liens with respect to Taxes upon any of the assets of the Seller.

(b)     The Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has withheld and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws, including any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)     There are no outstanding federal, state, local or foreign audits, examinations or other administrative proceedings that have been commenced or are pending or, to the Knowledge of the Seller, threatened, with regard to any Tax Returns or Taxes of the Seller.

(d)     No written claim has been made since January 1, 2014 by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.

(e)     The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case where such waiver or extension agreement remains in effect.

Section 4.16     Environmental Matters.

(a)     Except as described in Section 4.16(a) of the Disclosure Schedule, the Seller is, and, to the Knowledge of the Seller, has been in the previous five years, in compliance with all applicable Environmental Laws in all material respects.

(b)     Except as set forth on Section 4.16(b) of the Disclosure Schedule, (i) since December 31, 2012, the Seller has not received any written, or to the Knowledge of the Seller, oral, notice from any Governmental Authority or other Person asserting that any condition exists at the Leased Real Property which constitutes or has resulted in a violation of any Environmental Law or that any claim is being asserted against the Seller by reason of any such violation; (ii) there are no material Environmental Claims pending, or, to the Knowledge of the Seller, threatened, against the Seller; (iii) to the Knowledge of the Seller, no Hazardous Materials generated, stored, used, owned or controlled by the Seller or its agents or Representatives (or to the Knowledge of the Seller, by any previous owner or operator of any Leased Real Property) have been Released into the environment at any Leased Real Property in excess of a reportable quantity under Environmental Law that has not been remediated to the extent required by Environmental Law or Governmental Authority; (iv) no Lien has been recorded under any Environmental Law against the Seller’s interest in any Leased Real Property; (v) to the Knowledge of the Seller, none of the Leased Real Property is listed or is proposed for listing on any national or state list of sites promulgated under any Environmental Law and requiring removal, remedial response or corrective action pursuant to any Environmental Law by the Seller or Governmental Authority.

(c)     The Seller has delivered or made available to the Buyer all material environmental assessments, reports, data, results of investigations and audits created in the past ten (10) years that are in the Seller’s possession regarding the compliance (or noncompliance) by the Seller with any Environmental Laws. The Parties acknowledge that this Section 4.16 and Section 4.22(b) are the sole and exclusive representations and warranties of the Seller relating to Hazardous Materials and Environmental Laws.

Section 4.17     Insurance. Section 4.17 of the Disclosure Schedule contains a true and complete list as of the date hereof of all material insurance policies and bonds held by or for the benefit of the Seller and the Business (the “Insurance Policies”) other than the insurance policies listed on Annex 2.2(d). Except as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, all such Insurance Policies are valid and enforceable and in full force and effect (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles), all premiums owing in respect thereof have been timely paid, and the Seller has not received any written notice of material premium increase, material change or cancellation of any of its Insurance Policies as to which the Seller has not obtained replacement insurance of similar scope and amount.

Section 4.18     Brokers. Except as set forth in Section 4.18 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisor fees in connection with the transactions contemplated by this Agreement or any other Transaction Document by reason of any action taken by the Seller or any of its Representatives.

Section 4.19     Customers(a)     . Section 4.19 of the Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest customers of Seller by dollar volume of sales for 2016. Except as set forth in Section 4.19 of the Disclosure Schedule, the Seller has not received written, or to the Knowledge of the Seller, oral, notice from any customer identified in the list for 2016 set forth in Section 4.19 of the Disclosure Schedule to the effect that any such customer will stop, or materially decrease the rate of, buying products or services from the Seller.

Section 4.20     Suppliers. Section 4.20 of the Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest suppliers of the Seller by dollar volume of purchases for 2016. Except as set forth in Section 4.20 of the Disclosure Schedule, the Seller has not received written, or to the Knowledge of the Seller, oral, notice from any supplier identified in the list for 2016 set forth in Section 4.20 of the Disclosure Schedule to the effect that any such supplier will stop, or materially decrease the rate of, supplying products or services to the Seller, or materially increase the price for such products or services or materially adversely change its payment terms applicable to the Seller.

Section 4.21     Product Warranties; Product Liability. Except as set forth in Section 4.21 of the Disclosure Schedule, as of the date hereof, there are no pending, or to the Knowledge of the Seller, threatened claims for (i) product returns or (ii) warranty obligations, in each case, other than in the ordinary course of business, that are material to the Business. Except as set forth on Section 4.21 of the Disclosure Schedule, the Seller has not made any express or implied warranties other than in the ordinary course of business with respect to products sold by the Seller.

Section 4.22     Compliance with Laws.

(a)     The Business is currently conducted in compliance in all material respects with all applicable Laws of all Governmental Authorities having jurisdiction over the Seller with respect to the Business.

(b)     Section 4.22(b) of the Disclosure Schedule lists all material permits, concessions, grants, franchises, licenses, certifications and other authorizations and approvals of Governmental Authorities (collectively, “Permits”) necessary for the conduct of the Business. Each Permit is in full force and effect and the Seller is in compliance with each Permit, except in each of the foregoing cases, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no proceedings pending or, to the Knowledge of the Seller, threatened which would result in the revocation, cancellation, suspension or modification of any Permit.

Section 4.23     Transactions with Affiliates or Related Persons. Section 4.23 of the Disclosure Schedule sets forth a complete and accurate list of all existing Contracts or other business relationships between the Seller, on one hand, and any Affiliate, director or officer of the Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of the Seller, or, to the Knowledge of the Seller, any such Person’s spouse, parents, children or siblings, whether related by blood, marriage or adoption, or any entity in which any such individual or entity owns any beneficial interest, on the other hand.

Section 4.24     Certain Business Practices. Neither the Seller nor any of its directors, officers, and employees have engaged, directly or indirectly, in any activity in violation of (i) the FCPA, or (ii) any local anti-corruption and anti-bribery Laws, in each case, in jurisdictions in which the Seller is operating (collectively, “Anti-Bribery Laws”). The Seller has not received any written or, to the Knowledge of the Seller, oral notice that alleges that the Seller or any of its directors, officers, agents, representatives, distributors, advisers, contractors, consultants or employees is in violation of, or has any liability under, the Anti-Bribery Laws. To Knowledge of the Seller, the Seller has not been and currently is not under any administrative, civil or criminal investigation or indictment and is not party to any proceeding involving alleged false statements, false claims or other improprieties relating to the Seller’s non-compliance with the Anti-Bribery Laws.

Section 4.25     Absence of Certain Developments.

(a)     Since December 31, 2016 to the date hereof, the Seller has conducted the Business in the ordinary course in accordance with past custom and practice in all material respects, except as otherwise disclosed in the Seller SEC Documents.

(b)     Since December 31, 2016 to the date hereof, except as set forth in Section 4.25 of the Disclosure Schedule or in the Seller SEC Documents, there has not been:

(i)     a Material Adverse Effect;

(ii)     any sale, lease (as lessor), transfer or other disposition of, or creation or other incurrence of any Lien on, any Purchased Assets, other than (A) pursuant to existing Contracts that have been disclosed in the Disclosure Schedule, (B) dispositions of Inventory in the ordinary course of the Business; and (C) any Purchased Assets having an aggregate value of less than $50,000;

(iii)     any acquisition (whether by merger, consolidation or acquisition of stock or assets) by the Seller of any business or substantially all of the assets of any other Person;

(iv)     any cancellation of any material debts owed to, or waiver of any material claims or rights held by, the Seller, except in the ordinary course of the Business consistent with past practice;

(v)     any change in the compensation, bonuses or other benefits payable to any employee, or any entry into or amendment of an employment, consulting, deferred compensation, severance or change of control agreement with any Person, in each case, except for changes (x) made in the ordinary course of Business consistent with past practice that do not result in material increases, individually or in the aggregate, in the compensation, bonuses or other benefits payable to any employee, or (y) as provided in any Plan or other written agreements made available to the Buyer or as required by Law;

(vi)     with the exception of purchase orders and amendments to purchase orders executed in the ordinary course of the Business, any entry into or amendment of any Material Contract involving payments in excess of $500,000 in the aggregate or which would materially restrict the conduct of the Business;

(vii)     any acceleration of collection of accounts receivable or delay of payment of accounts payable other than in the ordinary course of the Business;

(viii)   any material change to the accounting methods, principles or practices, other than any change required by applicable Law or change in GAAP;

(ix)     any settlement or knowing waiver or compromise involving payments in excess of $500,000 in the aggregate;

(x)     any capital expenditures in excess of $500,000 except in accordance with the current capital expenditure plan and/or budget of the Business;

(xi)     any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person in an aggregate amount exceeding $250,000;

(xii)     any creation, incurrence, assumption or guarantee by the Seller of any indebtedness for borrowed money (whether by loan or the issuance and sale of securities or otherwise), in an amount greater than $500,000, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the Business and consistent with prior practice;

(xiii)     any transaction or any Contract with any Affiliate, except in the ordinary course of the Business consistent with past practice;

(xiv)     any grant of any license or sublicense of any rights under or with respect to the Seller Owned Intellectual Property that is material to the conduct of the Business as currently conducted to any Person, except as such rights may be licensed or sublicensed in the ordinary course of the Business pursuant to agreements with customers; or

(xv)     any entry into any legally binding agreement, or commitment (whether written or oral) with respect to any of the foregoing.

Section 4.26     No Other Representations and Warranties. The representations and warranties made by the SELLER in this Article IV are the exclusive representations and warranties made by the Seller. The SELLER hereby disclaimS any other express or implied representations or warranties not expressly included in this Agreement whether or not made, communicated or furnished (orally or in writing) to THE BUYER, ANY OF ITS AFFILIATES or representativeS OF THE FOREGOING, including any warranty regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the SELLER or ITS AFFILIATES, warranty of merchantability, warranty of fitness for a particular purpose, or any implied or statutory warranty whatsoever with respect to the SELLER, any of the SELLER’S AFFILIATES, and any of the SELLER’S assets or properties, including any real or personal property or any fixtures.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows.

Section 5.1     Organization and Qualification. The Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. The Buyer is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer or its ability to perform any of its obligations under this Agreement.

Section 5.2     Authority. The Buyer has the requisite limited liability company power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of the Buyer, and no other limited liability company action is or proceeding on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party or the other transactions contemplated hereby or thereby. No vote or consent of the holders of the membership interests of the Buyer is necessary to approve this Agreement or any other Transaction Document to which the Buyer is a party or the transactions contemplated hereby or thereby. The Buyer has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Seller, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity. When each other Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by principles of equity.

Section 5.3     No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer does not, and the performance of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer will not,  conflict with or violate the organizational documents of the Buyer, conflict with or violate (whether after giving notice, lapse of time or both) any Law applicable to the Buyer, or (iii) materially or adversely affect the legality, validity or enforceability of this Agreement, any Transaction Document to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby by the Buyer.

(b)    The execution and delivery of this Agreement by the Buyer (and the other Transaction Documents to which the Buyer is a party) do not, and the performance of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

Section 5.4     Litigation. There is no Action pending (except for any Action against the Buyer which has been filed but not yet served and for which the Buyer has not received any written, or to the Knowledge of the Buyer, oral notice) or, to the Knowledge of the Buyer, threatened against the Buyer, any Subsidiary of the Buyer, or any property or asset of the Buyer or any Subsidiary of the Buyer, before any Governmental Authority would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby. Neither the Buyer nor any Subsidiary of the Buyer nor any property or asset of the Buyer or any Subsidiary of the Buyer is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Buyer, continuing investigation by, any Governmental Authority, or any Order that would prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 5.5     Brokers. No broker, finder, or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated by this Agreement or any other Transaction Document by reason of any action taken by or on behalf of the Buyer.

Section 5.6     Financing; Sufficiency of Funds. The Buyer has delivered to the Seller true and complete copies of (i) a financing proposal (the “Debt Financing Proposal”) dated November 2, 2017 of North Mill Capital LLC (the “Lender”) to provide a $16,000,000 senior credit facility (the “Debt Financing”) and (ii) an indicative term sheet (the “Equity Financing Proposal” and, together with the Debt Financing Proposal, the “Financing Proposals”) dated October 19, 2017 of Endurance Capital Group (the “Investor”) to invest $3,000,000 in Holdings (the “Equity Financing” and, together with the Debt Financing, the “Financing”), in each case for the purpose of financing the transactions contemplated hereby. The Buyer has paid all fees required by the Lender to conduct a review of the receivables of the Seller and the Inventory and thereafter proceed with the negotiation and preparation of definitive documentation for the Debt Financing. As of the date hereof, the cash currently available to the Buyer together with the proceeds of the Financing as contemplated by the Financing Proposals are sufficient to enable the Buyer to make payment of the Cash Consideration at Closing and otherwise consummate the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS AND ADDITIONAL AGREEMENTS

Section 6.1      Conduct of Business Pending the Closing.

(a)     From the date hereof until the Closing, except as permitted, contemplated or required by this Agreement, or as required by applicable Law or Order, or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall  conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and  use its commercially reasonable efforts to preserve substantially intact its business organization, operations and its relationships with material customers and suppliers and employees.

(b)     Except as otherwise contemplated hereby, or as consented to in writing by Buyer, from the date hereof until the Closing or the earlier termination of this Agreement, Seller shall not, except to the extent compelled by applicable Law: (i) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber any Purchased Assets other than in the ordinary course of business or (ii) take any of the actions enumerated in Section 4.25(b)(ii)-(xv).

Section 6.2      Proxy Statement; Stockholder Meeting.

(a)     The Seller shall, in accordance with Delaware law and the Seller’s charter and bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Seller Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of obtaining the Seller Stockholder Approval. The Seller shall use commercially reasonable efforts to solicit from its stockholders proxies for the purposes of obtaining the Seller Stockholder Approval and to secure such Seller Stockholder Approval in accordance with Delaware law and the Seller’s charter and bylaws.

(b)     As promptly as practicable after the date hereof, the Seller shall prepare and file with the SEC a preliminary proxy statement to be used in connection with the solicitation of proxies for the Stockholder Meeting. The Seller and the Buyer shall use commercially reasonable efforts to respond to any comments of the SEC and its staff and the Seller shall use its commercially reasonable efforts to file a definitive proxy statement (the “Proxy Statement”) as soon as practicable following resolution of any SEC comments and mail to its stockholders the Proxy Statement and all other proxy materials for the Seller Stockholder Meeting. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, the Seller shall use its commercially reasonable efforts to promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 6.12, the Proxy Statement shall include the Seller Board Recommendation.

(c)     The Buyer shall furnish all information concerning the Buyer as may be reasonably requested by the Seller in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with applicable law. The Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Seller shall consider in such document any comments reasonably and timely proposed by the Buyer and its counsel. The Seller shall (i) as promptly as practicable after receipt thereof, provide the Buyer and its counsel with copies of any written comments with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide the Buyer and its counsel a reasonable opportunity to review the Seller’s proposed written response to such comments, and (iii) consider for inclusion in the Seller’s written response to such comments any input reasonably and timely proposed by the Buyer and its counsel.

Section 6.3      Access to Information; Customer Contacts; Confidentiality.

(a)     From the date of this Agreement until the Closing, except as prohibited by applicable Law, the Seller shall use its commercially reasonable efforts to (i) cause the officers, directors, employees, auditors and agents of the Seller to afford the Representatives of the Buyer reasonable access during normal business hours on reasonable prior advance notice to the officers, employees, agents, properties, offices and other facilities and books and records of the Seller, (ii) afford the Buyer the opportunity to conduct a non-invasive environmental assessment of the Leased Real Property at the Buyer’s sole cost and expense, and (iii) furnish the Buyer with such financial, operating, and other data and information as the Buyer, through its officers, employees or agents, may reasonably request; provided that the Seller may withhold (A) any document or information that is subject to the terms of a confidentiality agreement or obligation with a Third Party, (B) such portions of documents or information relating to pricing or other matters that are sensitive if the exchange of such documents (or portions thereof) or information might reasonably result in antitrust difficulties, or (C) any documents (or portions thereof) or information that might reasonably result in the Seller’s loss of its right to assert all privileges, including the attorney-client privilege in respect of such documents or information. If any material is withheld by the Seller pursuant to this Section 6.3(a), to the extent possible, the Seller shall inform the Buyer as to the general nature of what is being withheld. In connection with the access contemplated by this Section 6.3(a), the Buyer shall, and shall cause its Representatives to, act in a manner as not to unreasonably interfere with the operations of the Seller.

(b)     The Buyer agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the employees, customers, providers, service providers and vendors of the Seller other than (i) in conformity with such reasonable and customary procedures and conditions as shall be reasonably agreed by the Seller and the Buyer, including procedures and conditions in respect of compliance with antitrust Laws, or (ii) otherwise with the prior consultation with and written approval of the Seller; provided that this Section 6.3(b) shall not prohibit any contacts by the Buyer or its Representatives with the customers, providers, service providers and vendors of the Buyer in the ordinary course of business unrelated to the transactions contemplated hereby.

(c)     All information obtained by the Buyer pursuant to this Section 6.3 shall be kept confidential in accordance with the confidentiality agreement between the Buyer and the Seller dated August 16, 2017 and acknowledged and agreed to by the Buyer on August 23, 2017 (the “Confidentiality Agreement”). If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No investigation pursuant to this Section 6.3 or information provided or received by any Party pursuant to this Agreement will enlarge any of the representations or warranties of the Parties contained in this Agreement.

(d)     Until the fifth anniversary of the Closing Date, the Buyer shall (i) maintain and take reasonable precautions to safeguard all of the Seller’s electronic books, records, ledgers, files, documents and correspondence that constitute a portion of the Purchased Assets or that relate to Excluded Assets that, as of the Closing Date, are located on or accessible through computers or information technology systems that constitute a portion of the Purchased Assets; (ii) permit the Seller and its Representatives access to such electronic books, records, ledgers, files, documents and correspondence from time to time, upon reasonable notice and during normal business hours, provided that such access does not materially interfere with the Buyer’s operations and provided that such access is for the sole purpose of allowing Seller and its Representatives, and subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement) (A) to prepare Tax Returns, (B) to defend any Third Party Claim (as defined herein) in respect of which an Indemnification Claim has been served on the Seller, or (C) to access information with respect to periods or occurrences prior to the date hereof in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby; (iii) make its information technology personnel available, upon reasonable notice and during normal business hours and provided that such access does not materially interfere with the Buyer’s operations, to assist the Seller in accessing or producing reports or compilations from such electronic books, records, ledgers, files, documents and correspondence; and (iv) make available, upon reasonable notice and during normal business hours and provided that such access does not materially interfere with the Buyer’s operations, employees of Buyer or its Affiliates who are former employees of the Seller for consultation with the Seller in connection with matters associated with the continuing business of the Seller, including without limitation, with regard to SEC reporting, tax, employment and litigation matters. Seller shall reimburse Buyer for any reasonable out-of-pocket costs associated with the foregoing (e.g., photocopying), but the Buyer shall not charge the Seller for the time of its employees or any internal overhead associated therewith.

Section 6.4     Notification of Certain Matters.   The Seller shall give prompt written notice to Buyer, and the Buyer shall give prompt written notice to the Seller, of (a) the Seller or the Buyer, as the case may be, becoming aware of a breach of a representation or warranty made by it in this Agreement and (b) any breach by the Seller or Buyer, as the case may be, of any covenant or agreement to be complied with or satisfied by it under this Agreement. Any notice provided, or disclosure made, by either the Seller or Buyer pursuant to this Section 6.4 shall not be taken into account for purposes of determining whether the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, has been satisfied or affect a Party’s rights to indemnification under Article X.

Section 6.5      Consents and Approvals.

(a)     The Parties shall cooperate with each other and use their reasonable best efforts to promptly  prepare and file all necessary documentation,  effect all applications, notices, petitions, and filings, and  obtain all permits, consents, approvals and authorizations of all Third Parties and Governmental Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and are necessary for Buyer to operate the Business in accordance with past practice in all material respects immediately following the Closing. The Parties shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the other Transaction Documents. Each Party shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby. Each Party shall use its reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, of any threatened or pending preliminary or permanent injunction or other Order that would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

(b)     The Parties shall promptly advise each other upon receiving, and shall provide a copy of (or, if such communication was oral, a detailed summary of the content of), any communication from any Governmental Authority whose consent or approval is required for consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

Section 6.6      Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to effect the transactions contemplated by this Agreement in accordance with the terms set forth in this Agreement. Each of the Parties, at the request of another party to this Agreement, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the transactions contemplated by this Agreement.

Section 6.7      Public Announcements. The Parties agree that no press release or public announcement, statement or disclosure concerning the transactions contemplated by this Agreement shall be issued by any of the Parties without the prior written consent of the Seller or the Buyer, as applicable, except as such release or announcement may be required by applicable Law or applicable stock exchange regulation (including the Seller making a public announcement through the filing of a Current Report on Form 8-K upon execution of this Agreement or otherwise), in which case, the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.8      Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other documents and transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated under this Agreement are consummated.

Section 6.9      Employees and Employee Benefits.

(a)     The Buyer shall offer employment effective on the Closing to substantially all of the employees of the Seller as of the Closing, including employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence. Any such employees of the Seller as of the Closing who accept and continue employment with the Buyer shall be referred to herein as the “Employees”. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Buyer from terminating the employment of any Employee for any reason.

(b)     The Buyer shall assume and honor all Plans other than the Excluded Plans in accordance with their terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such Plans or as may be permitted under applicable law.

(c)     For all purposes under the employee benefit plans of the Buyer and its Affiliates providing benefits to any Employees after the Closing (the “New Plans”), each Employee will be credited with his or her years of service with the Seller prior to the Closing (including predecessor or acquired entities or any other entities for which the Seller has given credit for prior service), to the same extent as such Employee was entitled, prior to the Closing, to credit for such service under the corresponding Plan in which such Employee participated immediately prior to the Closing, such Plans, collectively, the “Old Plans”), except (i) for purposes of benefit accrual under any New Plan that is a defined benefit plan, (ii) for any purpose where service credit for the applicable period is not provided to participants generally, or (iii) to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing  each Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Old Plan and  the Buyer will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)     From and after the Closing Date, Buyer shall be solely responsible for providing continuation coverage (and giving any required notices related thereto) under Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement.

Section 6.10     Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer.

Section 6.11     Financing.

(a)     The Buyer shall, within forty-five (45) days of the date hereof (the “Financing Documentation Deadline”), deliver to the Seller (i) a fully executed, definitive agreement, together with all related documentation, evidencing the Debt Financing on terms materially consistent with those set forth in the Debt Financing Proposal (the “Definitive Debt Financing Agreement”), except that the Definitive Debt Financing Agreement shall reflect Buyer as the borrower and the use of proceeds to include funding a portion of the Cash Consideration, and (ii) a fully executed, definitive agreement, together with all related documentation, evidencing the Equity Financing on terms materially consistent with those set forth in the Equity Financing Proposal (the “Definitive Equity Financing Agreement” and, together with the Definitive Debt Financing Agreement, the “Definitive Financing Agreements”), except that the Definitive Equity Financing Agreement shall reflect revisions to the Equity Financing Proposal as necessary to reflect the structure of this Agreement and the Seller Note and to provide for funding of the Equity Financing in connection with the Closing and the transfer of the proceeds of the Equity Financing to the Buyer to fund a portion of the Cash Consideration. The Definitive Debt Financing Agreement and the Definitive Equity Financing Agreement shall provide for the closing of the Debt Financing and Equity Financing, as applicable, to be conditioned only upon the Closing and other customary closing conditions.

(b)     The Buyer shall use its reasonable best efforts to cause the Financing contemplated by the Financing Proposals, subject to the terms and conditions set forth therein, to be available at Closing, including by using its best efforts to  maintain in effect the Financing Proposals and enter into the Definitive Financing Agreements;  satisfy on a timely basis all conditions applicable to the Buyer in the Financing Proposals and the Definitive Financing Agreements that are within its control and comply with its obligations thereunder and not take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the Financing; and  enforce its rights under the Definitive Financing Agreements in the event of a breach of the same by the Lender or the Investor, as applicable, that impedes or delays the Closing, including by seeking specific performance of the Lender or the Investor, as application, if necessary, unless the Buyer reasonably concludes that seeking specific performance is impracticable or not reasonably likely to succeed under such circumstances. In the event that all conditions to the Financing as set forth in the Definitive Financing Agreements have been satisfied, the Buyer shall use its best efforts to cause the Lender and the Investor to fund the Debt Financing and Equity Financing, respectively, on the Closing Date. Notwithstanding anything to the contrary herein, if either the Debt Financing or the Equity Financing in the applicable amount set forth in the Financing Proposals or the applicable Definitive Financing Agreement becomes unavailable to the Buyer on the terms and conditions set forth therein, the Buyer shall use its reasonable best efforts to obtain such funds to the extent available on material terms and conditions no less favorable in the aggregate to the Buyer than as set forth in the Financing Proposals or Definitive Financing Agreements (the “Alternate Financing”). For purposes of this Agreement, “reasonable best efforts” or any substantially similar undertakings shall not require Buyer to (i) pay (or agree to pay) materially more for the Financing or the Alternate Financing (whether in interest rate, fees or otherwise) than the terms set forth in the Financing Proposals, or (ii) waive any condition or agree to any changes to the Definitive Financing Agreements.

(c)     At the sole expense of the Buyer, the Seller shall provide such cooperation and assistance as the Buyer reasonably requests in connection with the arrangement of the Financing contemplated by the Financing Proposals or any Alternate Financing, including (to the extent that such activities do not unreasonably interfere with the business or operations of the Seller):

(i)     facilitating the pledging and mortgaging of collateral, including assisting with the preparation of security documents, other definitive financing documents, and other certificates or documents and back-up therefor as may be reasonably requested by the Lender provided that no obligation or agreement of the Seller under any agreement, document or pledge related to the Debt Financing shall be operative until the Closing and no release or termination of any Lien shall be effective until the Closing and only in accordance with the applicable payoff documents;

(ii)     furnishing the Buyer, as promptly as practicable, with such financial and other pertinent information relating to the Seller or the Purchased Assets as may be reasonably required by the Lender or the Investor, and using commercially reasonable efforts to obtain customary comfort letters and consents from independent public accountants (provided that the Seller shall not be required to prepare or furnish any financial statements other than the Seller Financial Statements, and provided, further, that the Buyer shall be responsible for the preparation of pro forma financial statements);

(iii)     assisting in the negotiation of the Definitive Financing Agreements as may be reasonably requested by the Buyer;

(iv)     delivering notices of prepayment within the time periods required by the relevant agreements governing the Seller’s indebtedness, to become effective only upon the Closing, and obtaining customary consents, payoff letters, lien terminations and instruments of discharge to be delivered at and effective only on the Closing, to allow for the payoff, discharge and termination in full at the Closing of such indebtedness as is required to be repaid, discharged or terminated pursuant to the Definitive Financing Agreements; and

(v)     promptly and in any event at least three (3) Business Days prior to the Closing Date, furnishing the Buyer with all documentation and other information (to the extent reasonably requested by the Lender at least ten (10) Business Days prior to the Closing Date) that is required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(d)     Nothing in this Section 6.11 shall require the Seller to (i) waive or amend any terms of this Agreement; (ii) take any action that could be expected to result in a breach of a Contract; (iii) take any action that could be expected to subject it to any actual or potential liability or require it to pay or reimburse any fees or expenses for which it has not received a payment in advance requested pursuant to Section 6.11(f) or would not be entitled to reimbursement pursuant to Section 6.11(f) or is not otherwise indemnified by or on behalf of Buyer, or to give any indemnities that are effective prior to the Closing; or (iv) obtain approval of the Seller Board for any resolutions or authorizations relating to the Financing.

(e)     All non-public or other confidential information provided by the Seller or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided, however that the Buyer shall be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions that are or may become parties to the Financing or the Alternate Financing (and to their respective counsel and auditors) so long as such Persons obtain the prior written consent of the Seller prior to receiving any such information and (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings reasonably satisfactory to the Seller (it being acknowledged and agreed that the notices and undertakings in a form customarily used in confidential information memoranda for senior credit facilities or mezzanine facilities are reasonably satisfactory to the Seller).

(f)     Promptly upon request by the Seller, the Buyer shall reimburse the Seller (or pay in advance) for any reasonable and documented out-of-pocket costs and expenses (including outside attorneys’ fees) incurred by the Seller in connection with the cooperation of the Seller contemplated by this Section 6.11.

Section 6.12     No Shop.

(a)     The Seller shall not and shall not authorize or permit its Representatives to, directly or indirectly, solicit, initiate, or knowingly take any action to encourage the submission of any proposal or offer by any Person other than the Buyer regarding (i) the sale or license of all or any material assets of the Seller, (ii) any sale, merger, consolidation, liquidation, dissolution, public offering, recapitalization, issuance of securities or similar transaction involving the Seller, or (iii) the issuance or transfer of any equity of the Seller (an “Acquisition Proposal”) or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.12(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Seller to, afford access to the business, properties, assets, books, or records of the Seller to, or knowingly encourage any effort by, any third party that is seeking to make an Acquisition Proposal; (ii) (A) except where the Seller Board makes a good faith determination, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Seller, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Acquisition Proposal (each, a “Seller Acquisition Agreement”). Except as expressly permitted by this Section 6.12, the Seller Board shall not effect a Seller Adverse Recommendation Change. The Seller shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Seller that was furnished by or on behalf of the Seller to return or destroy (and confirm destruction of) all such information. The Seller Board, by resolutions duly adopted at a meeting of all directors of the Seller duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Seller and the Seller’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Seller’s stockholders for approval at the Seller Stockholder Meeting; and (iv) resolved to recommend that the Seller stockholders vote in favor of approval of this Agreement in accordance with the DGCL (collectively, the “Seller Board Recommendation”).

(b)     Notwithstanding Section 6.12(a), prior to the receipt of the Seller Stockholder Vote, the Seller Board, directly or indirectly through any Representative, may, subject to Section 6.12(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Seller Board believes in good faith, after consultation with its outside legal counsel and its financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Seller pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; (iii) following receipt of and on account of a Superior Proposal, make a Seller Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders the Seller to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Seller Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to cause the Seller Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Seller Board from disclosing to the Seller’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, with regard to an Acquisition Proposal, if the Seller determines, after consultation with its outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c)     The Seller Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.12(b) unless the Seller shall have delivered to the Buyer a prior written notice advising the Buyer that it intends to take such action. The Seller shall notify the Buyer promptly (but in no event later than 48 hours) after it obtains Knowledge of the Seller of the receipt by the Seller (or any of its Representatives) of any Acquisition Proposal, any inquiry that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Seller or for access to the business, properties, assets, books, or records of the Seller by any third party. In such notice, the Seller shall identify details of the material terms and conditions of, any such Acquisition Proposal, indication or request, other than the identity of the third party making such Acquisition Proposal, indication or request. The Seller shall keep the Buyer reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Seller shall provide the Buyer with at least 48 hours prior notice of any meeting of the Seller Board (or such lesser notice as is provided to the members of the Seller Board) at which the Seller Board is reasonably expected to consider any Acquisition Proposal. The Seller shall promptly provide the Buyer with a list of any non-public information concerning the Seller's business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the Buyer, copies of such information.

(d)     Except as expressly permitted by this Section 6.12, the Seller Board shall not effect a Seller Adverse Recommendation Change or enter into a Seller Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Seller Stockholder Approval, the Seller Board may effect a Seller Adverse Recommendation Change or enter into a Seller Acquisition Agreement, if: (i) the Seller promptly notifies the Buyer, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Seller Adverse Recommendation Change or entering into a Seller Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Seller has received an Acquisition Proposal that the Seller Board intends to declare a Superior Proposal and that the Seller Board intends to effect a Seller Adverse Recommendation Change and/or the Seller intends to enter into a Seller Acquisition Agreement; (ii) the Seller attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) but excludes the identity of the third party making such Superior Proposal; (iii) the Seller shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (iv) the Seller Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Buyer during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

(e)     Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Seller Stockholder Approval, the Seller Board may effect a Seller Adverse Recommendation Change if: (i) prior to effecting the Seller Adverse Recommendation Change, the Seller promptly notifies the Buyer, in writing, at least five Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Seller Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Seller shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with the Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if the Buyer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Intervening Event Notice Period subsequent to the time the Seller notifies the Buyer of any such material development (it being understood that there may be multiple extensions)); and (iii) the Seller Board determines in good faith, after consulting with its outside legal counsel, that the failure to effect such Seller Adverse Recommendation Change, after taking into account any adjustments made by the Buyer during the Intervening Event Notice Period, would continue to constitute a breach of its fiduciary duties under applicable Law. The Seller acknowledges and hereby agrees that any Seller Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Acquisition Proposal may be made solely and exclusively pursuant to Section 6.12(d) only, and may not be made pursuant to this Section 6.12(e), and any Seller Adverse Recommendation Change may only be made pursuant to this Section 6.12 and no other provisions of this Agreement.

Section 6.13     Name Changes. Within 30 days after the Closing Date, the Seller shall take any and all actions or cause to be taken such actions to amend its name to remove “Stanley” and any and all derivations thereof, including, without limitation, making any and all required filings with Governmental Authorities.

Section 6.14     Further Agreements.

(a)     The Seller authorizes and empowers the Buyer from and after the Closing Date to receive and to open all mail or other communications addressed to the Seller and received by the Buyer, in order to determine whether or not such mail relates to the Purchased Assets or the Assumed Liabilities. The Buyer shall deal with the contents of all such communications in accordance with the provisions of this Section 6.14. The Buyer shall promptly deliver to the Seller any mail or other communication received by it after the Closing Date that relates solely to Excluded Assets or Excluded Liabilities and/or that does not relate to the Purchased Assets or the Assumed Liabilities (or copies thereof, to the extent it relates to the Purchased Assets or the Assumed Liabilities, but also relates to Excluded Assets or Excluded Liabilities). The Seller agrees that the Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by the Buyer in respect of any note or account receivable transferred to the Buyer pursuant to this Agreement and the Seller shall furnish such evidence of this authority as the Buyer may reasonably request; provided, that the foregoing authority is without prejudice to any rights the Seller may have with respect to any check or other evidence of indebtedness, to the extent it does not relate to the Purchased Assets or the Assumed Liabilities. Cash payments addressed to the Seller, or checks payable to the Seller, in each case, that do not constitute or do not relate to a Purchased Asset or an Assumed Liability, shall be forwarded to the Seller by the Buyer.

(b)     To the extent that the Seller receives any cash, check, electronic credit or deposit that constitutes a Purchased Asset, the Seller shall promptly wire transfer the appropriate amount in immediately available funds to the Buyer.

(c)     The Buyer shall promptly deliver to the Seller any mail or other communication addressed to the Buyer and received by it after the Closing Date that relates to the Excluded Assets or the Excluded Liabilities. In addition, to the extent that the Buyer receives any cash, check, electronic credit or deposit that constitutes an Excluded Asset, the Buyer shall promptly wire transfer the appropriate amount in immediately available funds to the Seller.

(d)     From and after the Closing Date, the Seller shall refer all inquiries with respect to the Purchased Assets and the Assumed Liabilities to the Buyer, and the Buyer shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Seller.

ARTICLE VII

TAX MATTERS

Section 7.1     Transfer Taxes. The Buyer shall pay any stamp, documentary, registration, sales, use, transfer, added value or other non-Income Tax imposed under applicable Law in connection with the transactions contemplated by this Agreement or the other Transaction Documents (a “Transfer Tax”). The Buyer shall, at its own expense, timely file any Tax Returns or other documents required to be filed in connection with Transfer Taxes.

Section 7.2     Tax Adjustments. Taxes (other than Transfer Taxes or Income Taxes) imposed upon or assessed directly against the Purchased Assets for the Tax period in which the Closing occurs (the “Proration Period”) will be apportioned and prorated between the Seller on the one hand and the Buyer on the other hand as of the Closing Date with the Buyer bearing the expense of the Buyer’s proportionate share of such Taxes, which shall be equal to the product obtained by multiplying  a fraction, the numerator being the number of days in the Proration Period following the Closing Date and the denominator being the total number of days in the Proration Period, by  the amount of such Taxes, and the Seller shall bear the remaining portion of such Taxes. If the precise amount of any such Tax cannot be ascertained on the Closing Date, apportionment and proration shall be computed on the basis of the amount payable for each respective item during the Tax period immediately preceding the Proration Period and any proration shall be adjusted thereafter on the basis of the actual charges for such items in the Proration Period. Within ten (10) days after receipt of a refund of any Taxes that were subject to proration under this Section 7.2, the Party that receives any such refund shall remit to the other Party its share, if any, of such refund, with each Party’s share to be calculated on the same basis as provided above.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1     Conditions to Each Party’s Obligation. The respective obligation of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (by the party entitled to the benefits of such conditions and to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)     No Order issued by any Governmental Authority of competent jurisdiction or other Law enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated under this Agreement shall be in effect; provided that prior to asserting this condition, subject to Section 6.5(a), each of the Parties shall have used its applicable efforts to prevent the entry of any such Order and to appeal as promptly as possible any such Order that may be entered.

(b)     The Seller shall have obtained the Seller Stockholder Approval.

Section 8.2     Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver (by the Buyer) at or prior to the Closing of the following conditions:

(a)     (i) Each of the Seller Fundamental Representations shall be true and correct in all material respects as the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) the other representations and warranties of the Seller in this Agreement shall be true and correct as of Closing as though made at the Closing, except (x) to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct as of such earlier date) and (y) where any such failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties);

(b)     The Seller shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Seller is a party at or prior to the Closing;

(c)     Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(d)     The Buyer shall have obtained the Financing as provided for in the Definitive Financing Agreements or any Alternate Financing;

(e)     The Seller Required Approvals set forth on Section 8.2(e) of the Disclosure Schedule shall have been made or obtained; and

(f)     The deliveries required under Section 3.2(d) and (e) shall have been made.

Section 8.3     Conditions to Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver (by the Seller) at or prior to the Closing of the following conditions:

(a)     The representations and warranties of the Buyer in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(b)     The Buyer shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Buyer is a party at or prior to the Closing; and

(c)     The deliveries required under Section 3.2(f) shall have been made.

ARTICLE IX

TERMINATION

Section 9.1      Termination. This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing, whether before or after the Seller Stockholder Approval:

(a)      by mutual written consent of the Seller and the Buyer duly authorized by the Seller Board and the Buyer’s board of directors; or

(b)      by either the Seller or the Buyer:

(i)     if any decree, temporary restraining order, injunction or other order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect and be final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the party seeking termination unless such party has used its reasonable best efforts to remove such decree, temporary restraining order, injunction or other order;

(ii)     if the transactions contemplated herein shall not have been consummated by February 28, 2018 (the “Outside Date”); provided, however, if prior to December 31, 2017, any comments received from the SEC on the preliminary proxy statement filed with the SEC pursuant to Section 6.2 remain outstanding, then the “Outside Date” shall be extended on a daily basis until all such comments are addressed; provided further that the Outside Date shall be no later than April 30, 2018; provided further, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation, covenant or condition or whose willful breach of a provision under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated herein to occur on or before such Outside Date; or

(iii)     if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholder Meeting, including any adjournment thereof;

(c)      by the Buyer:

(i)     if (A) the Seller has failed to make the Seller Board Recommendation in the Proxy Statement or the Seller Board or any other authorized committee thereof has effected a Seller Adverse Recommendation Change prior to the Seller Stockholder Approval; (B) the Seller Board or any other authorized committee thereof shall have adopted, approved, endorsed or recommended to the holders of Seller common stock an Acquisition Proposal; (C) a tender offer or exchange offer for outstanding shares of Seller common stock that would, if consummated in accordance with its terms, constitute an Acquisition Proposal shall have been commenced (other than by the Buyer or any of its Affiliates) and the Seller Board or any other authorized committee thereof recommends that the holders of Seller common stock tender their shares in such tender or exchange offeror, within ten (10) business days after the public announcement of such tender or exchange offer or, if earlier, prior to the date of the Seller Stockholders Meeting, the Seller Board or any other authorized committee thereof fails to recommend against acceptance of such offer; (D) the Seller enters into a Seller Acquisition Agreement; or (E) the Seller, the Seller Board or any other authorized committee thereof shall have publicly announced its intention to do any of the foregoing; or

(ii)     if the Seller shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, provided that if a breach or failure of a covenant causes the condition set forth in Section 8.2(b) to not be satisfied and is reasonably susceptible to cure, and such failure or breach has not been cured within twenty (20) Business Days after the Seller receives from the Buyer written notice of such breach or failure;

(d)     by the Seller:

(i)     prior to receipt of the Seller Stockholder Approval, if the Seller Board shall have effected a Seller Adverse Recommendation Change; in which event the Seller shall pay to the Buyer or another Person designated in writing by the Buyer the payments due pursuant to Section 9.2(d) upon the consummation of a transaction contemplated by any relevant Seller Acquisition Agreement entered into in connection with the Superior Proposal relating to the Seller Adverse Recommendation Change, provided that such transaction is consummated within twelve months following such termination pursuant to this Section 9.1(d)(i);

(ii)     to enter into a Seller Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.12; in which event the Seller shall pay to the Buyer or another Person designated in writing by the Buyer the payments due pursuant to Section 9.2(d) upon the consummation of the transaction contemplated by such Seller Acquisition Agreement, provided that such transaction is consummated within twelve months following such termination pursuant to this Section 9.1(d)(ii);

(iii)     if the Buyer shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, provided that if a breach or failure of a covenant causes the condition set forth in Section 8.3(a) to not be satisfied and is reasonably susceptible to cure, and such failure or breach has not been cured within twenty (20) Business Days after the Buyer receives from the Seller written notice of such breach or failure; or

(iv)     after the Financing Documentation Deadline, if the Buyer shall have failed to deliver to the Seller on or before the Financing Documentation Deadline the Definitive Debt Financing Agreement and the Definitive Equity Financing Agreement.

Section 9.2      Effect of Termination.

(a)     If this Agreement is terminated for any reason, the provisions of Section 6.3 (Access to Information; Confidentiality), Section 6.7 (Public Announcements), Section 6.8 (Fees and Expenses), Article XI (General Provisions) and this Section 9.2 shall remain in full force and effect.

(b)     If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void (except to the extent provided in Section 9.2(a) above) and there shall be no liability or obligation under this Agreement on the part of any Party to this Agreement or their respective Representatives; provided, however, (a) that the provisions of Section 6.8 shall survive the termination of this Agreement and (b) termination of this Agreement shall not relieve any Party of any liability for any breach occurring prior to such termination.

(c)     (i)      If this Agreement is terminated by the Seller as provided in Section 9.1(d)(iv), by the Buyer or the Seller as provided in Section 9.1(b) at a time when all conditions set forth in Section 8.1 and Section 8.2 have been satisfied, except for (A) conditions that by their nature are only capable of being satisfied at Closing, and (B) the condition set forth in Section 8.2(d), or by the Seller as provided in Section 9.1(d)(iii) as the result of the Buyer’s material breach of its obligations pursuant to Section 6.11(b) and provided that the Seller is not in material breach of its obligations pursuant to Section 6.11, the Parties agree that the Seller shall have suffered a loss of value to their assets of an incalculable nature and amount, unrecoverable in law, and the Buyer shall pay to the Seller a fee of $750,000 (the “Buyer Termination Fee”) as liquidated damages, and not as a penalty, it being understood that (x) in no event shall the Buyer be required to pay the Buyer Termination Fee on more than one occasion and (y) under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages for a breach of Section 6.11, including all or any portion of the Buyer Termination Fee. The Parties agree that the agreements contained in this Section 9.2(c) are an integral part of the transactions contemplated under this Agreement and without these agreements, the Seller would not have entered into this Agreement.

(ii)     Any payment required pursuant to Section 9.2(c) shall be made within one Business Day after termination of this Agreement by wire transfer either (i) from the Buyer or (ii) from the Escrow Agent, in each case in immediately available funds to the account designated by the Seller. Notwithstanding anything to the contrary in this Agreement, the Seller’s right to receive payment of the Buyer Termination Fee pursuant to this Section 9.2(c) shall be the sole and exclusive remedy of the Seller against the Buyer or any of its Affiliates or any of their respective stockholders, partners, members or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination (other than damages for fraud or willful breach), and upon payment of the Buyer Termination Fee in accordance with this Section 9.2(c), none of the Buyer or any of its Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (other than damages for fraud or willful breach). Each party acknowledges that the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay or cause to be paid the amounts due from it pursuant to such sections, and, in order to obtain such payment, the other party commences a suit that results in a judgment for the amounts set forth in such sections, the defaulting party shall pay to the other party its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts due in accordance with this Article IX from the date payment was due at 8% per annum.

(d)     If this Agreement is terminated by the Seller as provided in Section 9.1(d)(i) or Section 9.1(d)(ii), or by the Buyer as provided in Section 9.1(c), in each case, at a time when all conditions set forth in Section 8.1 and Section 8.3 have been satisfied, except for conditions that by their nature are only capable of being satisfied at Closing, the Seller shall pay to the Buyer a fee of $750,000 (the “Seller Termination Fee”) as liquidated damages, and not as a penalty. The Seller Termination Fee shall be payable in immediately available funds by wire transfer to an account designated by the Buyer (A) upon consummation of the transaction contemplated by the relevant Seller Acquisition Agreement, provided that such a transaction is consummated within twelve (12) months following termination of this Agreement pursuant to Section 9.1(c)(i), Section 9.1(d)(i) or Section 9.1(d)(ii), as the case may be, or (B) within five Business Days of the termination of this Agreement pursuant to Section 9.1(c)(ii). The Parties agree that the agreements contained in this Section 9.2(d) are an integral part of the transactions contemplated under this Agreement and without these agreements, the Buyer would not have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the Buyer’s right to receive payment of the Seller Termination Fee pursuant to this Section 9.2(d) shall be the sole and exclusive remedy of the Buyer against the Seller for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Seller Termination Fee in accordance with this Section 9.2(d), the Seller shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(e)     Subject to Section 9.2(c) and Section 9.2(d), if this Agreement is terminated as provided in subsections (b), (c) or (d) of Section 9.1, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

ARTICLE X

INDEMNIFICATION

Section 10.1     Survival.

(a)     The representations and warranties contained in this Agreement shall not survive the Closing Date; except that the representations and warranties contained in (i) Section 4.1 (Organization and Qualification; Subsidiaries) and Section 4.2 (Authority) (collectively, the “Seller Fundamental Representations”) and (ii) Section 5.1 (Organization and Qualification) and Section 5.2 (Authority) (collectively, the “Buyer Fundamental Representations”) shall survive the Closing indefinitely unless a statute of limitations applies to claims of third parties in any such case, and with respect to such claims, such representations and warranties shall expire sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof) provided by applicable Law.

(b)     Except for the covenants and agreements of each party contained in this Agreement that by their terms contemplated performance after the Closing, none of the covenants or agreements of any party contained in this Agreement shall survive the Closing.

(c)     No Indemnification Claim relating to the representations, warranties, covenants and agreements contained in this Agreement may be asserted pursuant to this Agreement unless (i) in the case of representations and warranties, notice of such Indemnification Claim is delivered pursuant to Section 10.3 prior to the date of expiration of such representation or warranty and (ii) in the case of representations, warranties, covenants and agreements, such Indemnification Claim is made in respect of Losses incurred prior to the date of expiration of such representation or warranty or such statute of limitations, as applicable. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty or such statute of limitations, as applicable, and such claims shall survive until finally resolved. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival periods set forth in this Section 10.1 are contractual statutes of limitations.

Section 10.2     Indemnification.

(a)     The Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) for any and all Losses to the extent attributable to  the failure of any Buyer Fundamental Representation to be true and correct in all material respects as of the date made and on the Closing Date,  any breach in any material respect by the Buyer of any post-Closing covenant or agreement of the Buyer in this Agreement, or any Assumed Liability following Closing (collectively, the claims made under this section, “Seller Claims”).

(b)     Subject to limitations set forth in Section 10.2(c), the Seller shall indemnify, defend and hold harmless the Buyer, its Affiliates, and its officers, directors, employees, agents, representatives, successors and assigns (the “Buyer Indemnified Parties”) for any and all Losses to the extent attributable to the failure of any Seller Fundamental Representation to be true and correct in all material respects as of the date made and on the Closing Date, any breach in any material respect by the Seller of any post-Closing covenant or agreement of the Seller in this Agreement or any Excluded Liability (collectively, the claims made under this section, “Buyer Claims”, and, together with the Seller Claims, the “Indemnification Claims”).

(c)     No Hunt. Seller shall not indemnify the Buyer Indemnified Parties, and the Buyer Indemnified Parties shall not be entitled to recover any amount for any Buyer Claims under Section 10.2(b) arising from any subsurface sampling, analysis or investigation by or on behalf of Buyer after the Closing Date unless such sampling, analysis, or investigation is: (1) required by any Environmental Law; (2) in response to a request of a Governmental Authority pursuant to its authority under Environmental Law; (3) conducted in response to an Environmental Claim; or (4) in response to a reasonable due diligence request from the owners of such Leased Real Property.

Section 10.3     Claims Procedures. Except with respect to Third Party Claims covered by Section 10.4, the party to this Agreement who wishes to make a Indemnification Claim for Losses pursuant to this Article X (an “Indemnified Party”) shall give written notice to the Seller or the Buyer, as applicable (the “Indemnitor”), promptly, and in any event no later than thirty (30) days after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Losses, but the failure of any Indemnified Party to give notice as provided in this Section 10.3 shall not relieve the Indemnitor of its obligations under this Article X, except to the extent that such Indemnitor is materially prejudiced by such failure to give notice. Such written notice shall specify in reasonable detail the factual basis of such claim, state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof and contain a reference to the provision of this Agreement in respect of which such claim arises. Promptly after written notice of a claim has been provided as set forth above (and in no event later than thirty (30) days after the Indemnified Party acquires knowledge of the fact, event or circumstances giving rise to a claim for Losses), the Indemnified Party shall supply the Indemnitor with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Losses that it asserts it has sustained or incurred, and will permit the Indemnitor to inspect such other records and books in the possession of the Indemnified Party, and will allow reasonable access, to relevant personnel, auditors and other Representatives (subject to customary exceptions for legal privilege), in each case relating to the claim and asserted Losses as the Indemnitor shall reasonably request. The Indemnitor shall have a period of thirty (30) days after receipt by the Indemnitor of such notice and such evidence to either  agree to the payment of the Losses to the Indemnified Party or  contest the payment of the Losses. If the Indemnitor does not agree to or contests the payment of the Losses within such 30-day period, then the Indemnitor shall be deemed not to have accepted the Losses and the Parties shall negotiate in good faith to seek a resolution of such dispute. If the Indemnitor agrees to the payment of the Losses within such 30-day period in accordance with the second preceding sentence, then it shall, within ten (10) Business Days after such agreement, pay to the Indemnified Party the amount of the Losses that is payable pursuant to, and subject to the limitations set forth in, this Article X.

Section 10.4     Third Party Claims.

(a)     If any claim or action at law or suit in equity is instituted by a third party against a Covered Party (each, a “Third Party Claim”) with respect to which a Covered Party intends to claim indemnification for any Losses under Section 10.2(b), then such Covered Party shall give written notice to the Indemnitor (the “Responsible Party”), promptly, and in any event no later than thirty (30) days after it has knowledge of a written assertion of liability from the Third Party, and shall not make any admissions or acceptances, but the failure of any Covered Party to give notice as provided in this Section 10.4 shall not relieve the Responsible Party of its obligations under Section 10.2(b), except to the extent that such Responsible Party is materially prejudiced by such failure to give notice. Such written notice shall specify in reasonable detail the factual basis of such claim, state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof, and contain a reference to the provision of this Agreement in respect of which such claim arises. The Covered Party shall supply the Responsible Party and at such Responsible Party’s election, its Representatives, agents or assigns, with such information and documents as it has in its possession regarding such claim, and will allow reasonable access to relevant personnel, auditors and other Representatives of the Covered Party (subject to customary exceptions for legal privilege) together with all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and will permit the Responsible Party (as well as such Responsible Party’s Representatives, agents, or assigns) to inspect such other records and books in the possession of the Covered Party and relating to the Third Party Claim and asserted Loss as the Responsible Party shall reasonably request, and the Covered Party shall cooperate with the Responsible Party with respect to matters relating to any Third Party Claims.

(b)     The Responsible Party shall have the right to conduct and control, at its own expense, through counsel of its choosing, the defense of a Third Party Claim so long as the Responsible Party notifies the Covered Party that it has agreed to indemnify the Covered Party (subject to the limitations on indemnification set forth herein) for any and all Losses arising out of or resulting from the Third Party Claim of which it is assuming the right to conduct and control the defense within fifteen (15) Business Days of its receipt of the initial notice of the Third Party Claim, and shall do so in good faith; provided that the Covered Party may participate at its own expense, with counsel of its choosing, in the defense of such third-party action or suit although such action or suit shall be controlled by the Responsible Party; and provided further if the Covered Party requests, and the Responsible Party fails to provide to the Covered Party, evidence reasonably acceptable to the Covered Party that the Responsible Party has sufficient resources to defend such third-party action or suit and fulfill its indemnity obligations hereunder, the Responsible Party shall not be entitled to conduct and control the defense of said third-party action or suit. The party defending such action or suit shall in any event defend any such matters vigorously and in good faith.

(c)     The Covered Party and the Responsible Party shall in any case cooperate with each other to the fullest extent possible in regard to all matters relating to the Third Party Claim, including corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Seller and its Subsidiaries and, if necessary, providing the party controlling the defense of the Third Party Claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the Third Party Claim and its counsel to act on behalf of the other party.

(d)     Neither the Covered Party nor the Responsible Party shall settle any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that if such settlement involves the payment of money only and the release of the Third Party Claim and the Covered Party is completely indemnified therefor and nonetheless refuses to consent to such settlement, then the Responsible Party shall cease to be obligated for such Third Party Claim. Any compromise or settlement of the Third Party Claim under this Section 10.4 shall include as an unconditional and irrevocable term thereof the giving by the claimant in question to the Indemnitor and the Indemnified Party a full and final release of all liabilities in respect of such claims.

Section 10.5     Tax Treatment of Indemnity Payment. For all Tax purposes, the Buyer and the Seller agree to treat any indemnity payment made by an Indemnitor pursuant to this Article X as an adjustment to the Purchase Price, unless otherwise required by Law.

Section 10.6     Determination of Losses.

(a)     In calculating the amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an Indemnification Claim has been made or could be made under any other representation, warranty, covenant or agreement, and shall be computed net of  payments recoverable by the Indemnified Party under any insurance policy, with respect to such Losses or pursuant to any contribution rights; and  any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses (including pursuant to any indemnification agreement or arrangement with any Third Party).

(b)     Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification to the extent any Losses were solely attributable to such Indemnified Party’s own gross negligence or willful misconduct. In respect of any Loss for which indemnification may be sought pursuant to this Article X, the Indemnified Party shall  take reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; and  use reasonable efforts to pursue all legal rights and remedies available (including insurance recoveries and third-party indemnification) in order to minimize the Losses to which it may be entitled to indemnification under this Agreement. Notwithstanding anything to the contrary contained herein, the Indemnitor shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent the Indemnified Party has failed to comply with its obligations under this Section 10.6(b).

Section 10.7     Payments. Once a Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article X, the Indemnitor shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnitor not make full payment of any such obligations within such fifteen (15) Business Day period, the amount payable shall accrue interest from and including the date of agreement of the Indemnitor or a final, non-appealable adjudication to but not including the date such payment has been made at a monthly compounded rate equal to three-month LIBOR plus two percentage points (2%) per annum.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by the Seller and the Buyer; provided, that, after receipt of the Seller Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Seller’s stockholders without obtaining such further approval, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), sent by electronic transmission (including by e-mail) (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

if to the Buyer:

Churchill Downs LLC

CTY TNHH TUE LAM

21 Phung Khac Hoan

Quan 1, TP HCM Vietnam

Attention: Walter A. Blocker

Email: walter.blocker@vntrade.vn

with copies (which shall not constitute notice) to:

Dextra Partners PTE. LTD.

269A South Bridge Road

Singapore 058818

Attention: Bernhard Weber

Email: b.weber@dextrapartners.com

if to the Seller:

Stanley Furniture Company, Inc.

200 North Hamilton Street, No. 200

High Point, North Carolina 27260

Attention: Steven A. Hale II

Email: steve@halepartnership.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

Attention: David W. Robertson

Email: drobertson@mcguirewoods.com

Section 11.3     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 11.4     Entire Agreement; Third-Party Beneficiaries.

(a)     This Agreement (including all Schedules and Exhibits attached hereto) together with the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions contemplated by this Agreement. Except as otherwise set forth in Section 11.9, this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

(b)     No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred.  This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement.  If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

Section 11.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties hereto; provided, however, that the Buyer may assign this Agreement to an Affiliate without prior written consent (it being agreed, however, that such assignment shall not relieve the Buyer of any of its obligations hereunder). Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.6     Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement, in addition to any other remedy at law or in equity, unless otherwise expressly provided for in this Agreement pursuant to Section 9.2(c) or Section 9.2(d). Such equitable relief shall be in addition to any other remedy to which the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each Party hereby waives any requirements for the securing or posting of any bond with such equitable remedy.

Section 11.7     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in Charlotte, North Carolina. Each party hereto agrees that any such suit, action or proceeding will constitute a mandatory complex business case under Chapter 7A, Section 45.4 of the North Carolina General Statutes, and, if a party initiates such a suit, action or proceeding in North Carolina state court, it must be brought in the North Carolina Business Court as a mandatory complex business case. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.2 shall be deemed effective service of process on such Party.

Section 11.8     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Each of the Parties (a) certifies that no Representative or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.8.

Section 11.9     Affiliate Liability. No past, present or future director, officer, employee, stockholder, Affiliate or other Representative of the Seller shall have any personal liability or personal obligation to the Buyer of any nature whatsoever in connection with or under this Agreement, and the Buyer hereby waives and releases all claims of any such liability and obligation.

Section 11.10   General Interpretation.

(a)     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)     Unless otherwise indicated, all references in this Agreement to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c)     Unless otherwise indicated, the words “include,” “includes” and “including,” when used in this Agreement, shall be deemed in each case to be followed by the words “without limitation.”

(d)     When reference is made in this Agreement to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)     The Parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 11.11   Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. For purposes of this Agreement, facsimile or PDF signatures shall be deemed originals.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHURCHILL DOWNS LLC

By:	/s/ Walter Blocker
Name: Walter Blocker
Title: Member

Signature Page to Asset Purchase Agreement

STANLEY FURNITURE COMPANY, INC.

By:	/s/ Steven A. Hale
Name: Steven A. Hale II
Title: Chairman of the Board

Signature Page to Asset Purchase Agreement